UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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KODIAK GAS SERVICES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING &
2026 PROXY STATEMENT

Notice of 2026 Annual Meeting of Shareholders

AGENDA
2026 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD VIRTUALLY: www.proxypush.com/KGS DATE AND TIME: May 7, 2026 9:30 am Central Daylight Time
1
Election of three director nominees identified in the accompanying Proxy Statement to serve as Class III directors until the 2029 annual meeting and until their successors are duly elected and qualified;

	2	Advisory, non-binding vote to approve the compensation of the Company’s Named Executive Officers for 2025;
	3	Advisory, non-binding vote on the frequency of future advisory votes to approve the compensation of the Company’s Named Executive Officers;

Who may vote:

Shareholders of record at the close of business on March 9, 2026, will be entitled to notice of and to vote during the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournments or postponements thereof.

How to attend:

To be admitted to the Annual Meeting, you must register in advance at www.proxydocs.com/KGS by using the voting control number found on your proxy card. Upon completing your registration, you will receive further instructions via e-mail, including a unique link that will allow you access to the meeting. You will not be able to attend the Annual Meeting in person.

The Woodlands, Texas
March 27, 2026

By Order of the Board of Directors
Jennifer LeGrand Howard
Executive Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary
	4	A proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to phase in declassification of the Board;
	5	A proposal to amend the Charter to eliminate certain supermajority voting requirements and other obsolete provisions;
	6	Ratification of the appointment of BDO USA, P.C. as Kodiak’s independent registered public accounting firm for fiscal year 2026; and
	7	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
VOTING METHODS AVAILABLE TO YOU
The Internet Visit the website shown on the proxy card (www.proxypush.com/KGS) and follow the instructions at that website at any time prior to 11:59 pm Eastern Daylight Time on May 6, 2026;
By Telephone Within the United States (U.S.) or Canada, call the toll-free number shown on the proxy card and follow the instructions at any time prior to 11:59 pm Eastern Daylight Time on May 6, 2026;

By Mail
If you receive a paper copy of the proxy materials, complete, sign and date the proxy card and return the proxy card in the prepaid envelope. Your proxy card must be received by the Company before the voting polls close during the Annual Meeting; or

During the Meeting If you are a shareholder of record on the record date, you may vote online during the Annual Meeting via the internet at www.proxydocs.com/KGS.

Beginning on or about March 27, 2026, the Company mailed our Notice of Annual Meeting of Shareholders, Proxy Statement and form proxy card for the Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2025. The Company’s Proxy Statement and 2025 Annual Report are available at www.proxydocs.com/KGS.

Dear Stockholder,
2025 was an exceptional and transformative year for Kodiak. We delivered record financial and operational performance, strengthened our balance sheet, advanced key technology initiatives and positioned the company for durable long‑term growth. These achievements reflect the resilience of our business model, the dedication of our employees and Kodiak’s essential role in supporting North America’s growing natural gas infrastructure.
We executed against our strategic priorities with discipline—high‑grading our fleet, enhancing operational efficiency through technology and returning capital to shareholders. As a result, we:
•Achieved record financial results with $1.3 billion in revenue, a 13% increase compared to 2024 and $715 million in adjusted EBITDA, up 17% year‑over‑year.
•Reached 97.7% fleet utilization through our continued focus on large‑horsepower compression.
•Completed the divestiture of all remaining international operations, transitioning fully to a U.S.‑based footprint.
•Returned $263 million to shareholders through dividends and share repurchases, including two dividend increases in 2025.
•Strengthened the balance sheet by reducing our leverage ratio and improving liquidity through long‑term refinancing activities.
Additionally, we made meaningful advances in technology and in developing our people. In 2025, we expanded the use of AI‑enabled tools that improve reliability, lower maintenance costs and enhance technician efficiency through predictive insights and real‑time field support. We also broke ground on a new training facility in the Permian Basin that we believe will allow us to train and develop our highly skilled workforce.
We remain confident in the long‑term fundamentals supporting natural gas production growth and the corresponding need for reliable, large‑horsepower compression. These dynamics reinforce Kodiak’s critical role in enabling the safe and reliable production and transportation of natural gas and oil to fuel economic progress.
In early 2026, we announced an agreement to acquire Distributed Power Solutions, LLC—a strategic expansion into distributed power generation that complements our compression platform and aligns with the rapid growth in power demand driven by artificial intelligence.
I am deeply proud of our employees for their commitment to safety, operational excellence and customer service. Their efforts made 2025 the most successful year in our company’s history. Thank you for your continued investment in and support of Kodiak. We look forward to building on this momentum in 2026 and beyond.
Sincerely,
President and Chief Executive Officer,
Kodiak Gas Services, Inc.

GENERAL INFORMATION
Our Business
Kodiak Gas Services, Inc. (“Kodiak”, the “Company”, “we”, or “us”) is a leading provider and operator of large horsepower contract compression infrastructure in the United States, supporting the critical movement and processing of natural gas across key production regions. Our Contract Services and related services are critical to our customers’ ability to reliably produce, gather and transport natural gas and oil. We are a market leader in the Permian Basin, which is the largest producing natural gas and oil basin in the U.S. We operate our large horsepower compression units primarily under fixed-revenue contracts with many blue-chip upstream and midstream customers. Our compression assets have long useful lives consistent with the expected production lives of the key regions where we operate. We believe our customer-centric business model positions us as the preferred contract compression operator for our customers and creates long-standing relationships. We strategically invest in the training, development, and retention of our highly skilled and dedicated employees and believe their expertise and commitment to excellence enhances and differentiates our business model. Furthermore, we maintain an intense focus on being one of the most sustainable and responsible operators of contract compression infrastructure. Our compression operations are critical to our customers’ ability to reliably produce and transport natural gas and oil to support growing global energy demand.
2025 Financial and Operating Highlights

450 basis point increase in gross margin percentage in key Contract Service segments to 45.0%	270 basis point increase in adjusted gross margin percentage(1) in key Contract Services segment to 68.4%	62% increase in net income	51% increase in adjusted net income(1)	$263 million returned to shareholders in dividends and share repurchases
3.5x credit agreement leverage ratio at year-end(2)		97.7% fleet utilization, a 120 basis point increase
(1) Adjusted net income and adjusted gross margin percentage are not financial measures prepared in accordance with GAAP. For information on how we compute non-GAAP financial measures and other operating metrics and reconciliation to the most directly comparable financial measures prepared in accordance with GAAP, please refer to “Additional Information — Reconciliations of Non-GAAP to GAAP Financial Reconciliations” in this Proxy Statement.
(2) Our credit agreement leverage ratio is not a financial measure prepared in accordance with GAAP. Our credit agreement leverage ratio is calculated pursuant to our credit agreement and is based on the ratio of (a) an amount equal to (i) Total Indebtedness minus (ii) the lesser of (A) unrestricted cash and certain cash equivalents and (B) $50.0 million to (b) EBITDA, each as defined in the credit agreement.

Strategic
•Invested in AI and machine learning technologies, including mobile tools for our technicians and remote monitoring capabilities for our compression fleet, designed to drive operational efficiencies and enhance our value proposition to our customers.
•Divested all international assets to focus exclusively on U.S. operations.
•Implemented new ERP system designed to increase enterprise visibility with real-time financial and operational information.
Operational
•Achieved industry-leading compression fleet utilization rate.
•Placed approximately 150,000 new compression horsepower into service, ~40% of which was electric motor driven.

•Maintained focus on safety performance, achieving a total recordable incident rate (“TRIR”) in 2025 of .46.
Financial
•Paid $159 million in dividends representing a 19% year-over-year increase.
•Repurchased $104 million of stock at an average price of $34.02.
•Refinanced $1.4 billion in debt, extending the weighted average maturity of the Company’s debt.

i

☑	THE BOARD RECOMMENDS THAT YOU VOTE “FOR”’ EACH OF THE DIRECTOR NOMINEES
PROPOSAL 1 - Election of Class III Directors
Our Board of Directors (the “Board” or “Kodiak Board”) recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Age	Position	Director and/or Executive Officer Since	Current Board Term Expires	Expiration of Term for Which Nominated
Terry Black Bonno	68	Class III Director	2023	2026	2029
William L. Bullock, Jr.	61	Class III Director	2025	2026	2029
Chris Drumgoole	50	Class III Director	2023	2026	2029
The Board, acting on the recommendation of our Nominating, Governance & Sustainability Committee, has nominated the three individuals named above for election as Class III directors. Each nominee is currently a director.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
The Kodiak Board consists of nine members. The number of members of the Board will be determined from time to time by Board resolution. The Kodiak Board is currently divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of shareholders in 2027, 2028 and 2029, respectively. As part of its governance review, the Board, based upon the recommendation from the Nominating, Governance & Sustainability Committee, has included a management proposal to be voted upon at the Annual Meeting, seeking shareholder approval to amend the Company’s Charter to declassify the Board (Proposal 4).
In evaluating director candidates, we assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board to fulfill their duties.
The following table sets forth the director class, name and age as of March 9, 2026, and other information for each member of our Board:

Name	Age	Position	Director and/or Executive Officer Since	Current Board Term Expires	Expiration of Term for Which Nominated
Terry Black Bonno	68	Class III Director	2023	2026	2029
William L. Bullock, Jr.	61	Class III Director	2025	2026	2029
Chris Drumgoole	50	Class III Director	2023	2026	2029
Alex N. Darden	50	Class II Director	2023	2028
Randall J. Hogan	70	Class II Director and Chairperson of the Board	2023	2028
Margaret C. Montana	70	Class II Director	2023	2028
Jon-Al Duplantier	58	Class I Director	2023	2027
Gretchen Holloway	51	Class I Director	2023	2027
Robert McKee	48	Class I Director, President and Chief Executive Officer	2023	2027
Selection of Board Nominees / Director Criteria
The Board has overall responsibility for the selection of candidates for nomination or appointment to the Board. The Nominating, Governance & Sustainability Committee will recommend director candidates to the Board for nomination or appointment. The Board’s policy is to encourage selection of directors who will contribute to the Company’s overall corporate goals. The Board and the Nominating, Governance & Sustainability Committee will annually review the experience and characteristics appropriate for Board members and director candidates in light of the Board’s composition at the time, and the skills and expertise needed for effective operation of the Board and its committees.
The director criteria the Board considers, based on the recommendations of the Nominating, Governance & Sustainability Committee, will include:
Ethics
Directors should be persons of good reputation and character who conduct themselves in accordance with high personal and professional ethical standards, including the policies set forth in the Company’s Code of Conduct.
Conflicts of Interest
Each director should not, by reason of any other position, activity or relationship, be subject to any conflict of interest that would impair the director’s ability to fulfill the responsibilities of a member of the Board.
Independence
The Board will consider whether directors and nominees will be considered independent under the standards of the New York Stock Exchange (“NYSE”), and the heightened independence standards for audit committees and compensation committees under securities laws.
Business and Professional Activities
Directors should maintain a professional life, active enough to keep them in contact with the markets and/or the industry in which the Company is active. A significant position or title change will be seen as a reason to review a director’s membership on the Board.
Experience, Qualifications and Skills
Directors should have the educational background, experience, qualifications and skills relevant for effective management and oversight of the Company’s management, which may include experience at senior executive levels in comparable companies, public service, professional service firms or educational institutions.

Time / Participation
Directors should have the time and willingness to carry out their duties and responsibilities effectively, including time to study informational and background materials and to prepare for meetings. Directors should attempt to arrange their schedules to allow them to attend all scheduled Board and committee meetings. The Board will consider the participation of and contributions to the activities of the Board for any director recommended for re-nomination.
Board Evaluation
The Board will conduct and consider the results of the Annual Board Evaluation in its Board refreshment strategy.
Overboarding
Accepting a directorship with another company that the director did not hold when elected or appointed to the Board will be seen as a reason to review a director’s membership on the Board.
Tenure / Retirement
The Board does not believe that there should be a fixed term for directors but will consider each director’s tenure and the average tenure of the Board.
Shareholder Recommendations for Board Nominees
The Nominating, Governance & Sustainability Committee evaluates director candidates recommended by shareholders in the same way it evaluates candidates recommended by all other persons. Shareholders wishing to submit recommendations for director candidates for consideration by the Nominating, Governance & Sustainability Committee must provide the information specified in our Bylaws to the Company’s Corporate Secretary at Kodiak Gas Services, Inc., 9950 Woodloch Forest Dr., Suite 1900, The Woodlands, TX 77380 within the time period specified in our Bylaws.
Committees of the Board of Directors
The Kodiak Board has three standing committees: the Audit & Risk Committee, the Nominating, Governance & Sustainability Committee and the Personnel & Compensation Committee. Additionally, we may have such other committees as the Kodiak Board shall determine from time to time. Each of the standing committees of the Kodiak Board has the composition and responsibilities described below. Each committee is reviewed annually for effectiveness. The Charters for our Audit & Risk Committee, Nominating, Governance & Sustainability Committee and Personnel & Compensation Committee are each available on our website at http://kodiakgas.com under the Governance tab.
Audit & Risk Committee
The Audit & Risk Committee consists of Gretchen Holloway, William L. Bullock, Jr., Chris Drumgoole and Margaret C. Montana, each of whom is independent under U.S. Securities and Exchange Commission (“SEC”) rules and NYSE listing standards. Ms. Holloway serves as Chairperson of the Audit & Risk Committee. As required by SEC rules and NYSE listing standards, the Audit & Risk Committee consists solely of independent directors. SEC rules also require that a public company disclose whether its audit committee has an “audit committee financial expert” as a member. We have determined that Gretchen Holloway satisfies the definition of “audit committee financial expert.” The Audit & Risk Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Kodiak Board, including the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit & Risk Committee oversees the process of reviewing the principal risks associated with the Company’s business, as well as our compliance programs relating to legal and regulatory requirements. The Audit & Risk Committee Charter adopted by the Kodiak Board defines the committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE.
Nominating, Governance & Sustainability Committee
The Nominating, Governance & Sustainability Committee consists of Jon-Al Duplantier, Terry Black Bonno and Alex N. Darden, each of whom is independent under NYSE listing standards. On, October 22, 2025, Margaret C. Montana was appointed to serve as member of the Nominating, Governance & Sustainability Committee effective May 6, 2026 and is also independent under the NYSE listing standards. Mr. Duplantier serves as Chairperson of the Nominating, Governance & Sustainability Committee. The Nominating, Governance & Sustainability Committee identifies, evaluates and recommends qualified nominees to serve on the Kodiak Board, and develops and oversees our internal corporate governance processes and the Company’s sustainability objectives. The Nominating, Governance & Sustainability Committee Charter adopted by the Kodiak Board defines the committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE.
Personnel & Compensation Committee
The Personnel & Compensation Committee consists of Terry Black Bonno, William L. Bullock, Jr., Jon-Al Duplantier and Randall J. Hogan, each of whom is independent under SEC rules and NYSE listing standards. Ms. Bonno serves as Chairperson of the Personnel & Compensation Committee. The Personnel & Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees; administers our incentive compensation and benefit plans; and oversees the development, implementation and effectiveness of the Company’s human capital management practices, policies, strategies and goals. The Personnel & Compensation Committee Charter adopted by the Kodiak Board defines the committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Kodiak Board or Personnel & Compensation Committee. No member of the Kodiak Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Board and Committee Meetings
Members of each committee are recommended by the Nominating, Governance & Sustainability Committee, except for members of the Nominating, Governance & Sustainability Committee which are recommended by the Chairperson of the Board. Committee members are elected by the Board at its first meeting following the annual meeting of shareholders to serve for one-year terms.
All of the current members of our committees are independent. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. All nine of our directors that were serving on the Board as of the date of our 2025 annual meeting of shareholders attended the annual meeting. In 2025, each director attended at least 75% of the meetings of the Board and the total number of meetings held by any of the committees of the Board on which the director served during such director’s tenure. The following reflects the members of our current committees:

Director	Independent	Audit & Risk	Personnel & Compensation	Nominating, Governance & Sustainability
Randall J. Hogan*	Yes		●
Terry Black Bonno	Yes		C	●
William L. Bullock, Jr.**	Yes	●	●
Alex N. Darden	Yes			●
Chris Drumgoole	Yes	●
Jon-Al Duplantier	Yes		●	C
Gretchen Holloway ***	Yes	C
Robert McKee	No
Margaret C. Montana****	Yes	●
Number of 2025 Meetings	13 (Board Meetings)	13	5	6
*Chairperson of the Board.
**Mr. Bullock was appointed to the Board effective September 2, 2025 following Nirav Shah’s resignation from the Board August 27, 2025.
***Financial expert.
****Ms.Montana was appointed to the Nominating, Governance & Sustainability Committee to be effective May 6, 2026.
C Chairperson of such committee.
● Member of such committee.

Additionally, the rules of the NYSE require that non-management directors of a listed company meet periodically in executive sessions and that independent directors meet in executive session at least once a year. The Company’s independent directors met separately in executive session at least ten times during 2025. Mr. Hogan, the independent Chairperson of the Board, presided over the executive sessions of independent directors.
DIRECTOR COMPENSATION
The Board has adopted a compensation program for our non-employee directors (the “Director Compensation Policy”). The Director Compensation Policy became effective as of January 1, 2025 and remained unchanged throughout 2025. Pursuant to the Director Compensation Policy, each member of the Board who is not our employee will receive the following cash compensation for board services, as applicable:

•$100,000 per year for service as a board member;
•$50,000 per year for service as the non-executive chairperson; and
•$20,000 per year for service as chairperson of the Audit & Risk Committee, $15,000 per year for service as chairperson of our Personnel & Compensation Committee and $15,000 per year for service as chairperson of the Nominating, Governance & Sustainability Committee.
In addition, pursuant to the Director Compensation Policy, on the date of each annual meeting, each individual who serves as a non-employee director as of such date and will continue to serve as a non-employee director immediately following such date will receive grants of restricted stock units with a grant date value equal to approximately $150,000. The restricted stock units will vest on the earlier of (i) the day immediately preceding the date of the first annual meeting following the date of grant and (ii) the first anniversary of the date of grant, in each case, subject to such director’s continuing service on the Board through such dates of vesting. All of a non-employee director’s outstanding restricted stock units shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Omnibus Plan, which is defined below). Our Director Compensation Policy provides that the equity award shall be granted under and shall be subject to the terms and provisions of our Omnibus Plan and shall be granted subject to the execution and delivery of award agreements.
Director Compensation Table
The following table summarizes the compensation awarded or paid to certain non-employee members of our board of directors for the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($(3)	Total ($)
Randall J. Hogan	150,000	150,000	8,534	308,534
Gretchen Holloway	120,000	150,000	8,534	278,534
Terry Black Bonno	115,000	150,000	8,534	273,534
Jon-Al Duplantier	115,000	150,000	8,534	273,534
Chris Drumgoole	100,000	150,000	8,534	258,534
Margaret C. Montana	100,000	150,000	8,534	258,534
William L. Bullock, Jr.(4)	33,333	95,760	1,311	130,404
Alex N. Darden(5)	—	—	—	—
Nirav Shah(5)	—	—	—	—
(1)Represents fees earned by or paid to our non-employee directors for services during calendar year 2025.
(2)On April 23, 2025, each of our non-employee directors, except for Messrs. Darden, Shah and Bullock, received an award of 4,512 restricted stock units. Mr. Bullock received a prorated award of 2,676 shares as of September 2, 2025. The amounts reflected in this column represent the grant date fair value of the restricted stock units granted to each of our non-employee directors pursuant to the Omnibus Plan, as computed in accordance with FASB ASC Topic 718. See Note 14 (“Stockholders’ Equity—2023 Omnibus Incentive Plan”) to Kodiak’s financial statements as of and for the fiscal year ended December 31, 2025 in our Annual Report for Form 10-K filed with the SEC on February 20, 2026 for details.
(3)Represents dividend equivalent payments on unvested restricted stock units.
(4)Pursuant to the Director Compensation Policy, cash compensation and stock awards were prorated for Mr. Bullock based on his appointment to the Board effective September 2, 2025.
(5)Kodiak designated Messrs. Darden and Shah to serve as members of our Board pursuant to the Kodiak Stockholders’ Agreement (as defined below). The Kodiak Stockholders’ Agreement allowed for two directors to be nominated by Frontier TopCo Partnership, L.P. for so long as it owned, directly or indirectly, 35% or more of Kodiak’s outstanding stock and one director when ownership was 10% or more but less than 35%. Mr. Shah resigned from the Board in August 2025 once Frontier Top Co Partnership, L.P. ownership in Kodiak fell below 35%. Pursuant to the Company’s Director Compensation Policy, which previously restricted Messrs. Darden and Shah from receiving compensation for services provided as non-employee directors while Frontier TopCo Partnership, L.P. or its affiliates maintained ownership in Kodiak, Messrs. Darden and Shah did not receive any compensation from Kodiak during 2025. Mr. Darden continues to serve on the Kodiak Board and is eligible for fees and stock awards under the Director Compensation Policy in 2026, as Frontier TopCo Partnership, L.P. ceased to own Kodiak stock as of December 2, 2025.

NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS
Class III Director Nominees to Serve for a Three-Year Term Expiring at the 2029 Annual Meeting

Terry Black Bonno - Independent Director

Terry Black Bonno has served as a director on the Kodiak Board since June 2023 in conjunction with our initial public offering (“IPO”). Prior to the IPO, she served as a member of the board of directors of another Kodiak subsidiary from February 2019 through June 2023. Additionally, she has served on the DNOW Inc. (NYSE: DNOW) board of directors and its audit committee since May 2014, and has served as a member of the DNOW Inc. environmental, social, governance and nominating committee since May 2022. From 2017 to the divestiture of 3i Group plc in 2019, Ms. Bonno served as a director of Tampnet Inc., an operator of offshore high-capacity communication networks. She also served as a director for several energy industry and charity boards. Since 2014, she has served on the board of Spindletop Community Impact Partners, a non-profit organization. In 2017, Ms. Bonno was chosen as an industry expert to serve in an advisory capacity to the National Offshore Safety Advisory Committee for a three-year term ending in 2020. Ms. Bonno also served as Senior Vice President of Industry and Community Relations for Transocean Ltd. from 2017 until her retirement in October 2018. Before that, Ms. Bonno served as Senior Vice President of Marketing for Transocean Ltd. from 2011 to 2017 and as Vice President of Marketing from 2008 to 2011, with oversight of Transocean’s marketing in fourteen countries. Previously, Ms. Bonno served in various director and management roles at Transocean Ltd., leading the marketing and contracts efforts for West Africa and the Americas from 2001 until 2008. Ms. Bonno received a Bachelor of Business Administration in Accounting from Stephen F. Austin State University, and she is a Certified Public Accountant.
We believe that Ms. Bonno’s public and private company board experience, extensive industry experience and expertise in business development qualify her to serve as a member of the Kodiak Board.

William L. Bullock, Jr. - Independent Director

William L. Bullock, Jr. has served as a director on the Kodiak Board since September 2025. Mr. Bullock retired as Executive Vice President and Chief Financial Officer of ConocoPhillips (NYSE: COP) in August 2025 after serving in such capacity since September 2020. In this capacity, he oversaw teams responsible for finance, investor relations, digital and information technology, mergers and acquisitions, and commercial trading. Mr. Bullock joined ConocoPhillips in 1986 and has more than 35 years of oil and gas experience. Prior to his role as Executive Vice President and Chief Financial Officer at ConocoPhillips, Mr. Bullock served as President, Asia Pacific & Middle East from 2015 to 2020 and served as Vice President, Corporate Planning & Development from 2012 to 2015. Prior to that, he held a series of positions of increasing responsibilities in various engineering, operations, commercial and business development roles for ConocoPhillips. Mr. Bullock serves on the Engineering Advisory Council at Texas A&M University and the Joint Advisory Board for Texas A&M University at Qatar. In addition, he has served as a member of the board of directors of AltaGas Ltd., a North American energy infrastructure company, since October 2025 and serves as a director for the Sam Houston Area Council of Scouts USA. Mr. Bullock received an MBA from Oklahoma City University with an emphasis in Finance and a Bachelor of Science in Chemical Engineering from Texas A&M.
We believe that Mr. Bullock’s extensive industry and executive leadership experience qualify him to serve as a member of the Kodiak Board.

Chris Drumgoole - Independent Director

Chris Drumgoole has served as a director on the Kodiak Board since June 2023 in conjunction with our IPO. Mr. Drumgoole currently serves as President of DXC GIS, of DXC Technology Company, (NYSE: DXC), an IT services company, a role he has held since January 2025. He previously served as Managing Director of the Global Infrastructure Services business and EVP and COO of DXC Technology Company from 2020 through 2025. Prior to joining DXC Technology, Mr. Drumgoole served as Global Chief Information Officer for General Electric (NYSE: GE), a role he assumed in April 2020 after serving as GE’s Chief Technology Officer since April 2014. Mr. Drumgoole joined GE from Verizon (NYSE: VZ) where he served as Chief Operating Officer of Verizon’s Teremark Cloud and Cybersecurity division. Prior to joining Verizon by acquisition, Mr. Drumgoole held a number of technology, cybersecurity, and executive roles at IBM, Cable & Wireless and Savvis. Mr. Drumgoole served on the Board of Directors of PetSmart, Inc. where he was a member of the audit committee from November 2019 through the company’s acquisition in October 2023. Additionally, Mr. Drumgoole serves on the board of directors of ONUG, a technology leaders association, a role he has held since January 2016. He also sits on the Dean’s Advisory Board at Florida International University’s College of Engineering & Computer Science. Mr. Drumgoole further serves as President of the DXC Foundation, the corporate charitable foundation of DXC Technology. He received a Bachelor of Business Administration in Management Information Systems from Pace University.
We believe that Mr. Drumgoole’s executive leadership experience and technology strategy and management experience in complex technology environments qualify him to serve as a member of the Kodiak Board.

Class I Directors (Terms Expiring in Fiscal Year 2027)

Jon-Al Duplantier - Independent Director

Jon-Al Duplantier has served as a director on the Kodiak Board since June 2023 in conjunction with our IPO. Mr. Duplantier has been a member of the board of directors of Stellar Bancorp, Inc. (NYSE: STEL), a bank holding company, since October 2022; and, of AltaGas Ltd., a North American energy infrastructure company, since February 2021. Mr. Duplantier previously served as a member of the board of directors of Sitio Royalties Corp. (NYSE: STR), a mineral royalties company with interests in the Permian Basin and other U.S. basins, from December 2022 to August 2025; of Brigham Minerals, Inc., a publicly-traded mineral royalties company from February 2021 to December 2022 and of Allegiance Bancshares, Inc. from January 2021 to September 2022. Mr. Duplantier retired as President, Rental Tools and Well Services of Parker Drilling Company in July 2020 after serving in such capacity since April 2018. Prior to holding such position, Mr. Duplantier served as Senior Vice President, Chief Administrative Officer and General Counsel from April 2014 to March 2018, among other roles from September 2009 to April 2014. Parker Drilling Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in December 2018. Prior to joining Parker Drilling Company, Mr. Duplantier served in many senior legal, commercial and environmental roles at ConocoPhilips from August 2002 to September 2009, including Senior Counsel, Exploration and Production; Managing Counsel, Indonesia; and Managing Counsel, Environmental, among other positions. Mr. Duplantier began his career as a patent attorney with E.I. Du Pont de Nemours and Company. Mr. Duplantier received a Juris Doctor from Louisiana State University and a Bachelor of Science in Chemistry from Grambling State University.
We believe that Mr. Duplantier’s broad experience across commercial, governance and legal aspects of business, along with his professional and leadership experience qualify him to serve as a member of the Kodiak Board.

Gretchen Holloway - Independent Director

Gretchen Holloway has served as a director on the Kodiak Board since June 2023 in conjunction with our IPO. Ms. Holloway has served on the Board of Trustees of the Children’s Foundation since March 2024, and chairs its finance and audit committee. Ms. Holloway has served as the Senior Vice President and Chief Financial Officer of ITC Holdings Corp., an energy company which owns and operates high-voltage electricity transmission networks since July 2017, and she previously served as Vice President, Interim Chief Financial Officer and Treasurer from October 2016 to July 2017; Vice President and Treasurer from November 2015 to October 2016; Vice President, Finance from May 2014 to November 2015; and, various senior and director-level roles from January 2004 to May 2014. In her current role, Ms. Holloway is responsible for the company’s accounting, internal audit, treasury, financial planning and analysis, management reporting, risk management and tax functions. Prior to joining ITC Holdings Corp., Ms. Holloway held various financial roles at CMS Energy Corp (NYSE: CMS) from November 1999 to January 2004. Ms. Holloway began her career in public accounting at Arthur Andersen. She also served as a director of Caribbean Utilities Company, Ltd. from May 2021 to May 2023. Ms. Holloway received a Bachelor of Business Administration in Finance from Western Michigan University. In 2023, Ms. Holloway completed the Advanced Management Program at the University of Chicago Booth School of Business.
We believe that Ms. Holloway’s technical financial skills, business acumen and leadership experience qualify her to serve as a member of the Kodiak Board.

Robert McKee

Robert McKee formed the Kodiak group of companies in 2010, and he has served as our President since formation and Chief Executive Officer since 2019. Mr. McKee has also served as a director on the Kodiak Board since June 2023 in conjunction with our IPO. Mr. McKee brings over 22 years of experience to us with extensive background in natural gas compression operations. Prior to founding our predecessor, he was the Senior Vice President of Sales and Engineering for CDM Resource Management, LLC (“CDM”), a provider of contract natural gas compression operations, from 2003 to 2010. He also managed the Engineering and Fleet Management group, worked with vendors and OEM manufacturers, as well as managed the sales and marketing efforts of some of the highest growth areas at CDM, all while building meaningful relationships with customers. Prior to that, Mr. McKee worked for two years in CDM’s Operations group researching and qualifying projects as well as installing compression equipment across Texas and Louisiana. He received a Bachelor’s Degree in Mechanical Engineering from Tulane University.
We believe that Mr. McKee’s experience and deep knowledge of our business qualify him to serve as a member of the Kodiak Board.

Class II Directors (Terms Expiring in Fiscal Year 2028)

Alex N. Darden - Independent Director

Alex N. Darden has served as a director of the Kodiak Board since June 2023 in conjunction with our IPO. Prior to the IPO, he served as a member of the board of directors of another Kodiak subsidiary from January 2019 through June 2023. Mr. Darden currently serves as Chairman and President of EQT Partners Inc. (“EQT Partners”) and Head of EQT Infrastructure Advisory Team Americas. He currently serves as executive officer and a director of EQT Infrastructure Company LLC, a holding company that seeks to acquire, own and control joint venture portfolio companies in the infrastructure sector. Prior to joining EQT Partners in 2008, Mr. Darden worked at GE Energy Financial Services where he invested in energy industry assets and companies. From 1998 to 2002, Mr. Darden held various positions within ABB Inc., a technology leader in electrification and automation. He is also currently serving on the board of directors of Madison Energy Infrastructure, a privately held company that develops, constructs, owns and operates distributed generation and energy storage assets within the commercial, industrial and small utility-scale sectors; Cypress Creek Renewables, LLC, a leading privately held national solar generation and energy storage company; Reworld, a privately held company that is a leader in providing sustainable environmental services across North America; Seven Seas Water Group, a privately held company that is a leading provider of sustainable water and waste water management solutions; Cirba Solutions, a privately held leader in battery recycling solutions; and The Broe Group, a privately held investment group with diversified holdings in real estate, rail, infrastructure, energy, agriculture, water, healthcare and technology. He previously was a member of the board of directors of Contanda Terminals LLC, Direct ChassisLink Inc., Fenix Marine Services, Ltd., Peregrine Midstream Partners LLC, Restaurant Technologies Inc and Synagro Technologies Inc. Mr. Darden received a Bachelor of Science in Business from North Carolina State University.
We believe that Mr. Darden’s extensive leadership experience, skills and background qualify him to serve as a member of the Kodiak Board.

Randall J. Hogan - Independent Director

Randall J. Hogan has served as an independent Chairperson of the Kodiak Board since June 2023 in conjunction with our IPO. Prior to the IPO, he served as Chairperson of the board of directors of another Kodiak subsidiary from January 2019 through June 2023. He has also served as a member of the board of directors of Medtronic plc (NYSE: MDT), a healthcare technology leader, since January 2015 and has been an advisor to EQT since 2018. Mr. Hogan previously served as a director of nVent Electric plc (NYSE: NVT), a manufacturing company for electrical connection and protection products, from May 2018 through May 2024, and as Chairperson of nVent Electric plc from May 2018 to May 2023. Mr. Hogan served as the Chief Executive Officer of Pentair plc, an industrial manufacturing company, from 2001 to 2018 and as Chairperson of the Board from 2002 through 2018. Prior to his role as Chief Executive Officer of Pentair plc, Mr. Hogan held various leadership roles at Pentair plc including President and Chief Operating Officer from 1999 to 2000, and Executive Vice President and President of the Electrical and Electronic Enclosures Group from 1998 to 1999. Prior to joining Pentair plc in 1998, Mr. Hogan served as President of United Technologies’ Carrier Transicold Division, a provider of thermal management systems to the transportation industry. Before that, he served as Vice President and General Manager of Pratt & Whitney Industrial Turbines; held executive positions at General Electric; and served as a Consultant at McKinsey & Company. From 2008 to 2016, Mr. Hogan was a member of the board of directors of the Federal Reserve Bank of Minneapolis, including as Chairperson from December 2013 to January 2016. Mr. Hogan received a Bachelor of Science in Civil and Environmental Engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the University of Texas at Austin.
We believe that Mr. Hogan’s organizational leadership and board experience qualify him to serve as a member of the Kodiak Board.

Margaret C. Montana - Independent Director

Margaret C. Montana has served as a director on the Kodiak Board since June 2023 in conjunction with our IPO. Prior to the IPO, she served as a member of the board of directors of another Kodiak subsidiary from February 2019 through June 2023. Ms. Montana has served since September 2020 as member of the board of directors of Gibson Energy Inc. (TSE: GEI.CA), a Canadian crude oil infrastructure company. Ms. Montana retired as Chief Executive Officer and President of Shell Midstream Partners G.P., LLC in June 2015, and served on its board of directors from June 2014 until March 2020. Ms. Montana served in many roles with Shell USA, Inc. from August 2004 to June 2015, including Executive Vice President, U.S. Pipelines and Special Projects and Executive Vice President, Supply and Distribution, where she was responsible for hydrocarbon supply to Shell’s downstream worldwide fuels manufacturing and marketing businesses. Ms. Montana has also served on the Board of Trustees for Missouri University of Science & Technology since April 2018. Ms. Montana received a Bachelor of Science Degree in Chemical Engineering from the Missouri University of Science and Technology.
We believe that Ms. Montana’s energy industry and senior executive and board experience qualify her to serve as a member of the Kodiak Board.

Corporate Governance Highlights and Policies
Governance Highlights
Since our IPO, we have prioritized enhancing our corporate governance practices and retaining a highly-experienced Board that brings a range of relevant skills and qualifications to the Company. Our governance “best practices,” include the following:

Majority Independent Board	☑
100% Independent Committees	☑
Separation of Chair and CEO Roles	☑
Regular Executive Sessions	☑
Annual Board and Committee Evaluations	☑
Officer and Non-Employee Director Stock Ownership Guidelines	☑
Prohibition on Hedging Transactions	☑
Clawback Policy	☑
Access to Management	☑
Shareholder Engagement	☑
Majority Voting Rights	Approved, subject to shareholder approval, amendments to our Charter to eliminate certain supermajority voting requirements and other obsolete provisions
Beginning the Process of Declassifying our Board	Approved, subject to shareholder approval, amendments to our Charter to declassify the Board of Directors and provide for the annual election of directors

Board Leadership Structure
The Board does not have a formal policy on whether the positions of Chief Executive Officer and Chairperson of the Board should be separate or united, but rather will make that determination from time to time in its judgment. The Chairperson of the Board is currently an independent director, but if the Chairperson of the Board is not independent, the Board will designate a lead independent director. The Chairperson of the Board presides at all meetings of the Board and the shareholders, and performs such other duties, and exercises such powers, as prescribed by the Bylaws or by the Board, from time to time. If the Chairperson of the Board is not independent and a lead independent director has been appointed, he or she presides at executive sessions of the independent directors and will bear such further responsibilities as the Board may designate from time to time. Currently, Randall J. Hogan serves as the Board’s independent Chairperson.
The independent members of the Board have reviewed this leadership structure and believe it is appropriate for the Company at the current time. The Chief Executive Officer is responsible for setting the strategic direction for the Company, as well as the day-to-day leadership and performance of the Company, while the Chairperson provides guidance to the Chief Executive Officer and sets the agenda for, and presides over, meetings of the full Board. The Chief Executive Officer and Chairperson provide leadership to the Board and work with it to define its structure and activities in the fulfillment of its responsibilities. The Chairperson presides over executive sessions, ensures that no conflict of interest arises between management and the functions of the Board, and facilitates communication among the directors. The Chairperson and the Chief Executive Officer work together to provide appropriate information to the Board, and the Chairperson works with other Board members to provide strong, independent oversight of the Company’s management and affairs. Thus, the Board believes that the current structure balances the needs for the Chief Executive Officer to run the Company on a day-to-day basis with the benefit provided to the Company by significant involvement and leadership of an independent Chairperson.
Insider Trading Policy; Prohibition on Hedging Transactions
We maintain an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers and employees, as well as by the Company, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy is included as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.
In addition, our Insider Trading Policy prohibits directors, officers and employees from entering into any transaction designed to hedge or offset any decrease in the market value of our equity securities, including purchasing financial instruments (such as pre-paid variable forwards, equity swaps, collars and exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Chief Legal Officer/General Counsel.
Risk Oversight
The Kodiak Board is actively involved in oversight of risks that could affect us. This oversight function is conducted directly as well as through committees of the Kodiak Board, but the full Kodiak Board retains responsibility for general oversight of risks. The Audit & Risk Committee is charged with oversight of our system of internal controls and risks relating to financial reporting, legal, regulatory and accounting compliance. The Kodiak Board will continue to satisfy its oversight responsibility through full reports from the Audit & Risk Committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company.
Specifically, given the importance to our business and the heightened risk, the Audit & Risk Committee oversees the process of reviewing our cybersecurity risks, including cybersecurity exposures and the steps taken by management to monitor and control such exposures. Our Board reviews and actions any mitigating strategies regarding any identified cybersecurity risks. The cybersecurity team provides periodic updates to the Audit & Risk Committee on the effectiveness of our cyber risk management program. In addition, cybersecurity risks are reviewed by our Board and the Audit & Risk Committee, at least annually, as part of the Company’s enterprise risk management program.
Code of Conduct
The Code of Conduct adopted by the Kodiak Board is applicable to our employees, directors and officers, in accordance with applicable United States federal securities laws and the corporate governance rules of the NYSE. Any waiver of this code may be made only by the Kodiak Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. A copy of our Code of Conduct is available on our website at http://kodiakgas.com under the Governance tab.
Corporate Governance Guidelines
The Corporate Governance Guidelines were adopted by the Kodiak Board in accordance with the corporate governance rules of the NYSE and serves as a general framework to assist the Kodiak Board in carrying out its responsibility for the business and affairs of Kodiak that are to be managed by or are under the direction of the Kodiak Board. A copy of the Corporate Governance Guidelines is available on our website at http://kodiakgas.com under the Governance tab.

Clawback Policy
In June 2023, the Board adopted a clawback policy, consistent with the requirements of Rule 10D-1 under the Exchange Act of 1934, as amended (the “Exchange Act”), and the related NYSE listing standards, that requires an executive officer to repay or return erroneously awarded compensation in the event of an accounting restatement of previously-reported financial results. A copy of our clawback policy is included as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.

Stock Ownership Guidelines
Our Personnel & Compensation Committee believes that stock ownership requirements closely align our Named Executive Officers’ (defined below) interests with those of our stockholders by ensuring they hold a meaningful ownership stake in our Company. Our Chief Executive Officer is required to hold an aggregate amount of our common stock with a market value of at least five times his annual base salary and our other Named Executive Officers are required to hold an aggregate amount of our common stock with a market value of at least three times his or her annual base salary, in each case within five years of becoming a Named Executive Officer. Until the ownership requirement is met, the Named Executive Officer is prohibited from selling equity in the open market without the consent of the Personnel & Compensation Committee. Ownership is based on direct ownership and unvested restricted stock or restricted stock units (time-vested) held by the executive; unearned performance units are not used to calculate ownership. Our Personnel & Compensation Committee reviews the stock ownership of our Named Executive Officers annually. As of the date of this Proxy Statement, all Named Executive Officers were in compliance with these guidelines.
Our stock ownership guidelines require each non-employee director to own an amount of our common stock equal to at least five times the base cash retainer amount (which currently equates to $400,000) within five years of his or her election to the Kodiak Board (or in the case of Mr. Darden within five years of becoming eligible for non-employee director stock grants). We measure the stock ownership of our directors annually. All directors are in compliance with our stock ownership guidelines or are on track to become compliant with them within the required timeframe.
Communication with the Company
Communication with our Board
Our Board and management believe strongly in the benefits of listening and communicating continually with a wide array of shareholders and stakeholders.
Shareholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to Randall J. Hogan, independent Chairperson of the Board, at the address provided below. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to our Audit & Risk Committee or the Board by calling our Ethics Helpline at 1-844-989-1482 or by going to http://kodiakgas.ethicspoint.com.
Company Documents
We will provide to any shareholder or potential investor, free of charge, a copy of this Proxy Statement or Annual Report on Form 10-K for the year ended December 31, 2025. These documents are also available on our website at http://kodiakgas.com under the Investors - SEC Filings tab.
Company Contact
Information relating to our corporate governance, including our Corporate Governance Guidelines, Code of Conduct, committee charters, information concerning our executive officers and members of our board of directors, and ways to communicate with us are available on our investor relations site at http://kodiakgas.com. We will provide any of the foregoing information without charge upon written request to our Corporate Secretary.

Kodiak’s Corporate Secretary and Investor Relations Departments can be contacted as follows:

By mail:	Kodiak Gas Services, Inc. 9950 Woodloch Forest Dr., Suite 1900 The Woodlands, TX 77380

Communication through our Ethics Helpline:	available by anonymous communication by calling 1-844-989-1482 or http://kodiakgas.ethicspoint.com

By telephone:	1-936-539-3300

By email:	ir@kodiakgas.com

☑	THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT
PROPOSAL 2 - Advisory, Non-Binding Vote to Approve the Compensation of the Named Executive Officers for 2025.
As required by Section 14A(a)(1) of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote on an advisory basis relates to the compensation of the Named Executive Officers as described in this Proxy Statement in accordance with the rules of the SEC.
As described in more detail under the “Compensation Discussion & Analysis” section of this Proxy Statement below, our compensation program for Named Executive Officers is designed to attract and retain key executives, motivate them to achieve our short-term and long-term objectives without exposing us to excessive or unnecessary risk, and align their interest with our stockholders’ interests. To achieve these goals, we’ve designed our executive compensation program to deliver a competitive package and to reward our key executives for superior performance.
The vote on this resolution is an advisory, non-binding vote. However, our Personnel & Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, and our Board will consider the outcome of the vote as an indicator of how well our compensation philosophy and programs align with the interests of our stockholders. Accordingly, we ask our stockholders to vote on the following resolution:
RESOLVED, that Kodiak’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Kodiak’s Proxy Statement for its 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the 2025 Summary Compensation Table and the other compensation-related tables and accompanying narrative disclosures.
Vote Required
Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of common stock and preferred stock, voting together as a single class, present in person or represented by proxy and entitled to vote on the subject matter. You may vote “for” or “against” this proposal or you may abstain from voting on this proposal. Abstentions will count the same as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. The persons named as agents and proxies in the accompanying proxy card intend to vote such proxy in favor of the compensation of our Named Executive Officers unless a choice is set forth therein or unless an abstention or broker “non-vote” is indicated therein.
Board Recommendation
The Board recommends that the shareholders vote “FOR" the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

☑	THE BOARD RECOMMENDS THAT YOU VOTE “FOR” A FREQUENCY OF “1 YEAR” FOR FUTURE VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL 3 - Advisory, Non-Binding Vote on the Frequency of Future Advisory Votes to Approve the Compensation of our Named Executive Officers
As required by Section 14A(a)(2) of the Exchange Act, we are providing our stockholders the opportunity to vote, on a non-binding, advisory basis, on how frequently we should seek future advisory votes on the compensation of our Named Executive Officers as disclosed in accordance with the compensation disclosure rules of the SEC. As this is the first year in which we are required to hold an advisory vote to approve executive compensation pursuant to the SEC's rules, we do not currently have a set frequency for such votes. By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on the compensation of our Named Executive Officers every one, two or three years. In addition, shareholders may abstain from voting on this proposal.

Our Board of Directors believes that future advisory votes to approve Named Executive Officer compensation should be held every year. We recognize that shareholders may have different views as to the best approach for us, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of future advisory votes on the compensation of Named Executive Officers. Shareholders are not voting to approve or disapprove of our Board of Directors’ recommendation. Shareholders may cast a vote on the preferred frequency by selecting the option of one year, two years or three years (or abstain) when voting on this matter.
Vote Required
Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of common stock and preferred stock, voting together as a single class, present in person or represented by proxy and entitled to vote on the subject matter. You may vote for “one year”, “two years” or “three years” or you may abstain from voting on this proposal. Abstentions will count as a vote against each of three frequency alternatives for this proposal. Broker non-votes will have no effect on the outcome of this proposal. The persons named in the accompanying proxy intend to vote for the option of one year for the frequency of such advisory votes, unless a choice is set forth thereon or unless an abstention or broker “non-vote” is indicated thereon.
Board Recommendation
The Board recommends that the shareholders vote “FOR" a frequency of “1 Year” for future advisory votes on the compensation of our Named Executive Officers.

EXECUTIVE OFFICERS OF KODIAK
Set forth below are the names, ages and positions of our executive officers as of March 9, 2026, other than Mr. McKee. Biographical information with respect to Mr. McKee is set forth above under “Proposal 1 – Election of Class III Directors.”

Name	Age	Position
Robert McKee	48	President and Chief Executive Officer
John Griggs	54	Executive Vice President and Chief Financial Officer
Chad Lenamon	50	Executive Vice President and Chief Operations Officer
Cory Roclawski	46	Executive Vice President and Chief Human Resources Officer
Steven L. Green	47	Executive Vice President and Chief Commercial Officer
Jennifer LeGrand Howard	49	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Pedro R. Buhigas	45	Executive Vice President and Chief Information Officer

John Griggs

John Griggs has served as our Executive Vice President and Chief Financial Officer since January 2023. Prior to joining the Company, Mr. Griggs held Chief Financial Officer roles at Circulus Holdings, PBLLC, a leading plastics recycling company, from June 2021 to January 2023; Conquest Completion Services, LLC, a leading operator of high-capacity coiled tubing units for the natural gas and oil industry, from June 2018 to June 2021; and Rubicon Oilfield International, LLC, an oilfield products manufacturing company, from 2015 to June 2018. From 2011 through 2014, Mr. Griggs was a Managing Director at CSL Capital Management, an energy private equity firm. From 2005 through 2011, Mr. Griggs was a Senior Vice President for the direct capital arm of the D.E. Shaw Group where he focused on direct debt and equity investments in energy companies. Prior to 2005, Mr. Griggs served as an investment banker in the M&A department of Simmons & Company International, where he covered the oilfield service and midstream sectors. From 2017 to April 2021, Mr. Griggs was a board member and chairman of the audit committee of Nuverra Environmental Solutions, Inc. He received a Master of Business Administration from the Harvard Business School and a Bachelor of Arts in Liberal Arts from the University of Texas at Austin.

Chad Lenamon

Chad Lenamon has served as our Executive Vice President and Chief Operations Officer since January 2023 and was the Chief Operating Officer of Kodiak Gas Services, LLC (“Kodiak Services”) prior to that, since October 2022. Previously, Mr. Lenamon served as Executive Vice President of Special Projects and Supply Chain of Kodiak Services from October 2019 to October 2022. Before joining the Company, Mr. Lenamon spent over 25 years serving in various roles in operations, engineering, fleet management, and supply chain within the natural gas and oil compression industry, including President and Chief Operating Officer of Pegasus Optimization Managers, LLC from July 2017 until its acquisition by the Company in October 2019, and President and Chief Operating Officer of CDM Resource Management, LLC from 2010 to 2015.

Cory Roclawski

Cory Roclawski has served as our Executive Vice President and Chief Human Resource Officer since January 2023 and has served as the Chief Human Resource Officer of Kodiak Services since February 2020. Ms. Roclawski has more than 20 years of experience in human resource leadership and in the midstream, upstream, and oil field services segments. Prior to joining the Company, Ms. Roclawski was the Vice President of Human Resources at Rubicon Oilfield International, LLC from May 2016 to February 2020, and Senior Human Resource Manager at Exterran Corporation from October 2012 to May 2016. She received a Doctor of Jurisprudence from South Texas College of Law Houston, a Master of Business Administration from Baldwin Wallace University and a Bachelor of Science in Business Administration from Miami University.

Steven L. Green

Steven Green serves as our Executive Vice President and Chief Commercial Officer. Prior to joining Kodiak in 2025, he founded and served as the Chief Executive Officer of Piñon Midstream, LLC, a private equity-backed company focused on sour gas gathering, treating, and sequestration of carbon dioxide in Lea County, New Mexico from 2020 to 2024. Under Mr. Green’s leadership, Piñon Midstream developed the deepest and largest CO2 sequestration wells in New Mexico. Piñon Midstream was acquired by Enterprise Products Partners L.P. in October 2024. From 2013 to 2020, Mr. Green served in multiple leadership positions at Blue Racer Midstream, LLC, a private company backed by Encap Flatrock, and ultimately held the role of Senior Vice President of Operations and Engineering. Mr. Green also held roles of increasing responsibility at Plains All-American from 2011 to 2013 and at Regency Energy Partners LP from 2008 to 2011. Mr. Green serves on the board of directors of Defiant Engineering, LLC, a private oil field services company. He received a Bachelor of Science degree in Mechanical Engineering from Mississippi State University.

Jennifer LeGrand Howard

Jennifer LeGrand Howard serves as our Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. Prior to joining Kodiak in December 2025, Ms. Howard was the General Counsel and Corporate Secretary at National Energy Services Reunited, a publicly traded international oilfield services company from November 2024 to November 2025. Before that, she spent over 16 years in legal roles of increasing seniority in the compression services space at Archrock and its predecessor entity Exterran from May 2008 to November 2024. Ms. Howard began her legal career at Vinson & Elkins as an attorney in its Houston headquarters. She received a Doctor of Jurisprudence from South Texas College of Law Houston and a Bachelor of Arts in Liberal Arts from the University of Texas at Austin.

Pedro R. Buhigas

Pedro Buhigas serves as our Executive Vice President and Chief Information Officer. Before joining Kodiak in 2021, Mr. Buhigas served as Chief Information and Technology Officer at Basic Energy Services from March 2019 to September 2021, Vice President – Information Technology at TETRA Technologies from June 2016 to March 2019, and Stallion Oilfield Services, where he served as CIO from January 2012 to June 2016. His earlier career includes software development positions with increasing responsibility, including Software Design Engineer for Microsoft Corporation. Mr. Buhigas received a Bachelor of Science Degree in Computer and Information Science from The Ohio State University and brings over 15 years of IT leadership experience to Kodiak.

Compensation Discussion and Analysis
Executive Summary
In 2025, Kodiak achieved record financial and operational performance, driven by strong demand for our large-horsepower contract compression services and strategic initiatives to optimize our fleet and expand our capabilities. This success is reflected in our executive compensation outcomes, which emphasize pay-for-performance and alignment with shareholder interests. Total direct compensation for our Named Executive Officers was heavily weighted toward variable, at-risk elements, with approximately 88% of the CEO's target pay and 79% of other NEOs' target pay tied to performance-based incentives. Key highlights include exceeding Adjusted EBITDA targets in our Short-Term Incentive Plan (“STIP”), resulting in payouts at 119% of target for most NEOs, and strong vesting outcomes for the 2023 Performance Stock Units (“PSUs”) at approximately 160% based on superior Discretionary Cash Flow, Net Leverage Ratio, Absolute Total Shareholder Return (“TSR”), and ESG achievements. These results underscore our commitment to linking executive pay to key drivers of long-term value creation, such as operational efficiency, financial discipline and sustainable growth. Salaries were modestly increased by an average of 3% from 2024 levels to maintain market competitiveness and support retention amid industry talent competition. We believe our 2025 compensation decisions were informed by robust shareholder engagement and positioned us well for the pending acquisition of Distributed Power Solutions, LLC, which, looking ahead, is expected to enhance our service offerings in distributed power solutions starting in 2026.
This Compensation Discussion and Analysis (“CD&A”) describes our 2025 compensation programs and policies, and the accompanying executive compensation tables provide related disclosures for each of Mr. McKee, Mr. Griggs, Mr. Lenamon, Ms. Roclawski and Mr. Buhigas and former executive officer Ms. Battle (each a “Named Executive Officer” or “NEO” for 2025).
Each NEO’s total target compensation for 2025 includes the following components:

Herein Called	Description	Form of Settlement	Principal Risk Exposures
			Forfeiture	Nominal Share Price Performance	Company Performance(1)
Salary	A fixed amount paid bi-weekly in arrears expressed as an annual base rate approved in February and made retroactively effective as of January 1st.	Cash	N/A	☐	☐
Annual Incentive
A variable amount ranging from 0% to 150% of target, payable in March of 2026 based on the attainment of performance criteria during fiscal year 2025 pursuant to our STIP (see section entitled, “Annual Incentive” below) adopted in February by the Personnel & Compensation Committee.
		Cash	1 year	☐	☑

Herein Called	Description	Form of Settlement	Principal Risk Exposures
Herein Called	Description	Form of Settlement	Forfeiture	Nominal Share Price Performance	Company Performance(1)
Long-Term Incentive -or- RSUs
A fixed amount of stock with a variable dollar value payable in 3 even installments on the 1st, 2nd and 3rd anniversaries of the grant date determined 1-for-1 based on the number of restricted stock units awarded pursuant to our LTIP (see section entitled “Long-Term Incentives” below) adopted in February by the Personnel & Compensation Committee under the Omnibus Incentive Plan.
		Stock	1/3 1 years 1/3 2 years 1/3 3 years	☑	☐
Long-Term Incentive -or- PSUs
A variable amount ranging between 0% and 200% of the number of performance stock units awarded, payable in March of 2028 based on the attainment of performance criteria during fiscal years 2025-2027 pursuant to our LTIP adopted in February by the Personnel & Compensation Committee under the Omnibus Incentive Plan.
		Stock	3 years	☑	☑
(1)Company performance, with respect to PSUs, includes Absolute TSR, Discretionary Cash Flow, Consolidated Net Leverage Ratio and ESG Scorecard as 2025 performance metrics.
Our Personnel & Compensation Committee uses the above described compensation components as it deems appropriate and in the interest of shareholders and adopts policies and procedures in accordance with best practices and industry standards to attract and retain talented executives, maximize shareholder returns, and drive organizational alignment with our mission, vision and values. We believe our compensation philosophy creates a strong correlation between executive pay and Company performance. See the section entitled, “Pay vs. Performance” for more information.
Compensation Philosophy and Objectives
Our compensation philosophy is designed to support Kodiak's strategic priorities as a leading provider of critical energy infrastructure, including contract compression services focused on large-horsepower units in key U.S. basins like the Permian and Eagle Ford. We aim to attract, motivate, and retain top talent in the competitive midstream and energy services sector by offering a balanced mix of fixed and variable pay that rewards both short-term achievements and long-term value creation. Key objectives include: (i) aligning executive incentives with shareholder returns through performance-based metrics tied to financial growth, operational excellence, and ESG factors; (ii) promoting a culture of safety and sustainability, which are foundational to our operations in the volatile oil and gas industry; and (iii) ensuring competitiveness with market practices while maintaining fiscal discipline to support our leverage reduction goals and capital return strategies. This approach has contributed to record results during 2025, including a 9.1% increase in quarterly Adjusted EBITDA in the fourth quarter of 2025 compared to the fourth quarter of 2024 and fleet utilization of 97.7% as of the end of the 2025 fiscal year, demonstrating strong execution against our mission to deliver reliable, efficient services to our customers.
Pay Mix Charts
The pay mix for our CEO and other NEOs illustrates our emphasis on performance-based compensation, with a significant portion of total target pay at-risk and tied to the achievement of financial, operational, and strategic goals. For the CEO, base salary represents only 12% of target pay, while variable elements such as short-term incentive (15%), performance units (44%), and RSUs (29%) comprise the majority, ensuring a direct link between pay and company performance. Similarly, for other NEOs, base salary is 21%, with short-term incentives (21%), performance units (35%), and RSUs (23%) dominating the mix. This structure mitigates short-term risk-taking by balancing annual cash incentives with multi-year equity awards, while aligning executives' interests with long-term shareholder value creation, as evidenced by our strong 2025 TSR and cash flow generation. The higher at-risk component for the CEO reflects greater accountability for overall company results, a common practice in the energy sector to drive strategic execution.

CEO

Base Salary
12%
Short-term
Incentive
15%
Variable
88%
RSUs
29%
Performance
Units
44%

Other NEO[1]

Base Salary
21%
Short-term
Incentive
21%
RSUs
23%
Performance
Units
35%
Variable
79%

(1) Ms. Battle terminated employment on October 31, 2025 and has been excluded from the Other NEO chart above.

Salary
Base salaries provide a stable foundation for our executives, reflecting their experience, responsibilities, and market positioning. In setting 2025 salaries, the Personnel & Compensation Committee considered peer group data, individual performance, and retention needs in a competitive talent market, resulting in modest increases averaging 3% from 2024 to ensure competitive alignment with peers while controlling fixed costs. This approach supports our pay-for-performance philosophy by keeping base pay conservative relative to total compensation, allowing variable pay to drive the majority of rewards based on results.
Salaries for Mr. McKee, Griggs, Lenamon, Ms. Roclawski and Mr. Buhigas in 2025 were $750,000, $445,000, $480,000, $435,000, and $435,000 respectively. Prior to her termination of employment, Ms. Battle’s annual salary was paid at a rate of $405,000.

Annual Incentive
Under our STIP typically adopted by the Personnel & Compensation Committee in February each year, participants may receive annual cash incentive payments the following year based on attainment of various performance metrics, with interpolation between threshold and target amounts or target and maximum amounts, as the case may be. The metrics for our 2025 program, together with weight and payout percentages are as follows:

	2025
Performance Metric		Payout
	Weight	Threshold	Target	Maximum
Adjusted EBITDA	50%	25%	100%	200%
Safety - TRIR	20%	100%	100%	100%
ERP Implementation	10%	100%	100%	100%
Individual	20%	40%	100%	150%
Total	100%	50%	100%	150%
Rationale for STIP Performance Metrics and Goals
The STIP metrics were selected to directly support Kodiak's 2025 strategic priorities, balancing financial performance with operational and individual accountability in the energy infrastructure sector. Adjusted EBITDA (50% weight) serves as our primary financial metric, reflecting profitability and operational efficiency amid fluctuating commodity prices and customer demand; goals were developed based on internal forecasts, historical performance, and peer benchmarks to drive revenue growth while controlling costs, as evidenced by our achievement of record Adjusted EBITDA of $715 million during fiscal year 2025. Safety - TRIR (20% weight) underscores our commitment to a zero-incident culture, essential for protecting employees and maintaining regulatory compliance in field operations; the threshold of 0.75 or less was set to exceed industry averages, contributing to our strong safety record. ERP Implementation (10% weight) was a one-time milestone tied to enhancing enterprise systems for better data analytics and scalability, supporting long-term efficiency gains. The Individual component (20% weight) allows for assessment of personal contributions, such as leadership in fleet optimization or integration efforts, ensuring holistic accountability. Overall, these metrics produced a 119% payout, reflecting outperformance in core areas that drove shareholder value. This design encourages balanced decision-making, as seen in our 97.7% fleet utilization and discretionary cash flow growth, while avoiding overemphasis on any single metric that could lead to undue risk.
Under our 2025 STIP, our Named Executive Officers received awards as follows:

Named Executive Officer	Participation(1)	Threshold	Target	Maximum	Actual
Robert McKee	120%	$454,500	$900,000	$1,350,000	$1,070,424
John Griggs	100%	$224,725	$445,000	$667,500	$529,230
Chad Lenamon	100%	$242,400	$480,000	$720,000	$570,880
Cory Roclawski	100%	$219,675	$435,000	$652,500	$517,009
Pedro R. Buhigas	100%	$219,675	$435,000	$652,500	$517,009
Kelly Battle(2)	100%	$204,525	$405,000	$607,500	$337,500
(1)Participation is expressed as a percentage of the NEO’s annual salary.
(2)In connection with Ms. Battle’s departure from the Company on October 31, 2025, she received a pro-rated STIP payment of $337,500 in accordance with the Company’s Executive Severance Plan and the Separation Agreement (as defined below). As such, the amount provided in this table does not reflect amounts received pursuant to performance achieved during 2025.

Our 2025 STIP performance metrics and actual performance are as follows:

Performance Metric	Actual(2)	Threshold	Target	Maximum
Adjusted EBITDA (1)	$715,033	$672,980	$708,400	$743,820
Safety - TRIR	Achieved	.75 or less	.75 or less	.75 or less
ERP Implementation	Achieved	Achieved	Achieved	Achieved
Individual	Exceeds Expectations	Needs Improvement	Successful Contributor	Exceeds Expectations
(1)Dollar values reflected are in thousands.
(2)Actual performance shown reflects that for all NEOs excluding Ms. Battle.

Long-Term Incentives
Under our long-term incentive compensation program (“LTIP”) typically adopted by the Personnel & Compensation Committee in February each year under the Kodiak Gas Services, Inc. Omnibus Incentive Plan (the “Omnibus Plan”), participants receive awards of restricted stock units (individually, “RSU”) and performance stock units (individually, “PSU”). The Personnel & Compensation Committee established a total target amount for each NEO’s 2025 LTIP participation expressed as a dollar amount. The total target LTIP dollar amount was then allocated 40% to RSUs and 60% to PSUs as follows:

Named Executive Officer	Target			Award
	Total	RSU	PSU	RSU	PSU
Robert McKee	$4,500,000	$1,800,000	$2,700,000	52,817	79,226
John Griggs	$1,500,000	$600,000	$900,000	17,606	26,409
Chad Lenamon	$1,500,000	$600,000	$900,000	17,606	26,409
Cory Roclawski	$1,000,000	$400,000	$600,000	11,738	17,606
Pedro R. Buhigas	$1,000,000	$400,000	$600,000	11,738	17,606
Kelly Battle	$1,100,000	$440,000	$660,000	12,911	19,367
RSUs
Upon vesting, each RSU awarded entitles the recipient to receive one share of our common stock, $0.01 par value per share. NEO awards vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date and one-third on the third anniversary of the grant date.
PSUs
Upon vesting, each PSU awarded entitles the recipient to receive one share of our common stock. The number of PSUs included in each award may be adjusted up or down based on attainment of various performance metrics over the three year performance period, with interpolation between threshold and target amounts or target and maximum amounts, as applicable. Awards are also subject to a three year, cliff vest. The metrics for our 2025 PSUs, together with weight and payout percentages are as follows:

Performance Metric	2025
		Payout
	Weight	Threshold	Target	Maximum
Discretionary Cash Flow	30%	50%	100%	200%
Consolidated Net Leverage Ratio	30%	50%	100%	200%
Absolute TSR	30%	50%	100%	200%
ESG Scorecard	10%	100%	100%	100%
Total	100%	55%	100%	190%

Rationale for LTIP Performance Metrics and Goals
The LTIP metrics were chosen to promote sustained growth and alignment with long-term shareholder interests. Discretionary Cash Flow (30% weight) focuses on cash generation after maintenance capex, critical for funding growth initiatives like our 2025 fleet expansion of approximately 150,000 horsepower. Targets were set based on multi-year projections to encourage efficient capital allocation. Consolidated Net Leverage Ratio (30% weight) emphasizes balance sheet strength, supporting our achievement of a 3.5x leverage target by year-end 2025 and enabling over $263 million in shareholder returns via dividends and repurchases. Absolute TSR (30% weight) directly ties payouts to stock performance, rewarding executives for delivering superior returns amid sector dynamics. The 6%-12% TSR range reflects realistic yet ambitious goals given our post-IPO trajectory. The ESG Scorecard (10% weight) incorporates qualitative and quantitative measures such as emissions reductions, employee metrics, and safety audits, reflecting stakeholder expectations and our commitment to sustainable operations; it was achieved at 10% over the performance period, highlighting progress in areas like methane leak detection and workforce inclusion. This balanced design resulted in strong 2023 PSU outcomes, with payouts at 160%, driven by exceptional cash flow of $1.083 billion and TSR of 39%. The 60/40 split between PSUs and RSUs further reinforces performance orientation while providing retention value through time-based vesting, a structure that has supported our strategic pivot toward large-horsepower units and operational excellence.Our 2023 PSU performance period began on June 28, 2023 (the pricing date of our IPO) and ended on December 31, 2025. Performance metrics and actual performance for our 2023 PSUs are as follows:

Performance Metric	Weight	Actual(1)	Threshold(1)	Target(1)	Maximum(1)
Discretionary Cash Flow(2)	30%	$1,083,114	$743,750	$875,000	$1,006,250
Consolidated Net Leverage Ratio(3)	30%	3.5x	4.0x	3.5x	3.0x
Absolute TSR	30%	39%	6%	9%	12%
ESG Scorecard	10%	10%	10%	10%	10%
(1)Dollar values reflected are in thousands.
(2)Adjusted net income and adjusted gross margin percentage are not financial measures prepared in accordance with GAAP. For information on how we compute non-GAAP financial measures and other operating metrics and reconciliation to the most directly comparable financial measures prepared in accordance with GAAP, please refer to “Additional Information — Reconciliations of Non-GAAP to GAAP Financial Reconciliations” in this Proxy Statement.
(3)Consolidated Net Leverage Ratio is not a financial measure prepared in accordance with GAAP. Consolidated Net Leverage Ratio is calculated pursuant to our credit agreement and is based on the ratio of (a) an amount equal to (i) Total Indebtedness minus (ii) the lesser of (A) unrestricted cash and certain cash equivalents and (B) $50.0 million to (b) EBITDA, each as defined in the credit agreement.

Policies and Practices for Granting Certain Equity Awards
We typically grant equity incentive awards to our Named Executive Officers annually. Our Personnel & Compensation Committee generally approves the annual equity incentive awards for Named Executive Officers at its meeting during the first quarter of each year. On occasion, the Personnel & Compensation Committee may grant equity incentive awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. While the Board and Personnel & Compensation Committee have discretionary authority to grant equity awards to our Named Executive Officers outside of the cycle described above, our Board and Personnel & Compensation Committee do not take into account material non-public information when determining the timing or terms of equity awards, nor do we time disclosure of material non-public information for the purpose of affecting the value of executive compensation. The Company has never awarded stock options (or similar awards).
Independent Review of the Personnel & Compensation Committee and Role of Management
The Personnel & Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisors. During the 2025 fiscal year, the Personnel & Compensation Committee retained Pay Governance as its independent compensation consultant to assist the Committee in evaluating the Company’s executive compensation program. The consultant provides advice on peer group selection, market compensation data, executive compensation structure, incentive plan design and emerging governance practices. The consultant reports directly to the Personnel & Compensation Committee and does not provide other services to management without Committee approval. The Personnel & Compensation Committee has assessed the independence of Pay Governance, as required under NYSE listing rules. The Personnel & Compensation Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Pay Governance. Based on this review, the Personnel & Compensation Committee is not aware of any conflict of interest that has been raised by the work performed by Pay Governance.
Generally, our Personnel & Compensation Committee reviews and approves compensation arrangements for executive officers. Other than with respect to the compensation of our Chief Executive Officer, our Personnel & Compensation Committee also takes into consideration the recommendations for executive compensation made by our Chief Executive Officer, which recommendations are generally presented at the time of our Personnel & Compensation Committee’s review of executive compensation arrangements.

Executive Compensation Peer Group
As part of its review, with the support of Pay Governance, the Personnel & Compensation Committee evaluates competitive market data for companies within the Kodiak’s peer group to assess the competitiveness of each Named Executive Officer’s base salary, annual incentives, and long-term equity incentives.
Peer Group
Our Personnel & Compensation Committee annually reviews the composition of the peer group, based on input from Pay Governance, its independent compensation consultant, and modifies it as circumstances, including industry consolidation and other competitive forces, warrant. Since there are few publicly traded companies that directly match our profile, our Personnel & Compensation Committee uses a peer group prepared in consultation with Pay Governance that includes a diverse group of midstream, oilfield services and related companies with primarily domestic operations. The analysis presented by Pay Governance includes a review of each company’s financial data and business profile (including geographic footprint), and includes companies considered talent competitors, companies that identify us as a peer and companies identified by proxy advisory firms as potential peers.

2025 Compensation Peer Group

Antero Midstream Corporation	Genesis Energy, LP	Martin Midstream Partners LP
Archrock, Inc.	Helix Energy Solutions Group, Inc.	Oil States International, Inc.
Aris Water Solutions, Inc.	Helmerich & Payne, Inc.	ProPetro Holding Corp.
Atlas Energy Solutions Inc.	Hess Midstream LP	USA Compression Partners, LP
Cactus, Inc.	Kinetik Holdings Inc.	Western Midstream Partners, LP
DT Midstream, Inc.	Kosmos Energy Ltd.
Flowserve Corporation	Liberty Energy Inc.

Risk Analysis of Compensation Programs
We believe that risks arising from our compensation policies and practices for our Named Executive Officers and other employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Personnel & Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage our Named Executive Officers or other members of management to assume excessive risks.
The Compensation Committee, with the assistance of Pay Governance, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk-taking and concluded:
•Inclusion of significant long-term incentive compensation discourages short-term risk taking;
•Compensation is in a market range and is not set as an outlier;
•The mix of short and long-term compensation (base salary, annual cash incentive, equity grants) is consistent with industry norms;
•Goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation; and
•The prohibition on hedging or pledging of our stock discourages short-term and excessive risk taking. Furthermore, as described in this Compensation Discussion and Analysis section, compensation decisions include subjective considerations to moderate the effects that formulae or objective factors might have on excessive risk taking.
Succession Planning and Talent Development
Our compensation programs are integrated with broader talent management strategies to ensure leadership continuity in our dynamic industry. LTIP vesting schedules and performance metrics encourage long-term commitment, aiding retention and development of key executives. The Personnel & Compensation Committee regularly reviews succession plans for critical roles, including the CEO, incorporating compensation elements to motivate internal candidates and align with our growth objectives, such as the integration of new acquisitions like Distributed Power Solutions.

COMPENSATION COMMITTEE REPORT
Our Personnel & Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, our Personnel & Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Personnel & Compensation Committee of the Board of Directors
Terry Black Bonno, Chairperson
William L. Bullock, Jr.
Jon-Al Duplantier
Randall J. Hogan

EXECUTIVE COMPENSATION
Summary Compensation
The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the fiscal years ended December 31, 2025, 2024 and 2023.

Name and Principal Position as of December 31, 2025	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert McKee	2025	750,000	—	4,489,726	1,070,424	257,993	6,568,143
President and Chief Executive Officer	2024	731,749	—	4,358,153	833,296	213,063	6,136,261
	2023	697,692	—	3,111,375	1,008,000	65,701	4,882,768
John Griggs	2025	445,000	—	1,496,599	529,230	121,387	2,592,216
Executive Vice President and	2024	434,071	—	1,361,917	394,800	113,353	2,304,141
Chief Financial Officer	2023	425,000	75,000	1,033,413	660,000	39,742	2,233,155
Chad Lenamon	2025	480,000	—	1,496,599	600,880	114,605	2,692,084
Executive Vice President and	2024	463,497	—	1,089,541	498,827	94,513	2,146,378
Chief Operations Officer	2023	396,862	—	829,700	660,000	48,973	1,935,535
Cory Roclawski (6)	2025	435,000	—	997,755	547,009	129,614	2,109,378
Executive Vice President and
Chief Human Resources Officer
Pedro R. Buhigas (6)	2025	435,000	—	1,197,785	547,009	89,757	2,269,551
Executive Vice President and
Chief Information Officer
Kelly Battle(7)	2025	337,500	—	630,759	337,500	914,439	2,220,198
Former Executive Vice President, Chief Legal Officer,
Chief Compliance Officer and Corporate Secretary
(1)Amounts in this column reflect the base salary earned by each Named Executive Officer in each of the years shown.
(2)Amounts in this column reflect discretionary one-time bonuses earned by each Named Executive Officer in each of the years shown.
(3)Amounts reported in this column represent the grant date fair value of restricted stock unit awards and performance stock unit awards granted to our Named Executive Officers pursuant to the Omnibus Plan (as defined below) on March 8, 2025, March 8, 2024 and July 3, 2023 for 2025, 2024 and 2023 respectively. The amounts shown in this column were computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. The value of the performance stock units reported in the Stock Awards column is based on the probable outcome of the performance conditions (at the award date) in accordance with ASC Topic 718 assuming no forfeitures. For performance stock units awarded in 2025, the grant date valuation, assuming attainment of the highest performance levels, would be: $5,110,474 for Mr. McKee, $1,703,513 for Mr. Griggs, $1,703,513 for Mr. Lenamon, $1,135,676 for Ms. Roclawski, and $1,135,676 for Mr. Buhigas. These amounts do not necessarily correspond to the actual value that will be realized by our Named Executive Officers.
(4)The Company maintains long-term and short-term cash-based incentive compensation plans, each with a one-year performance period for 2025. The Cash LTIP (as defined below) was discontinued in 2023 following our IPO and no additional awards have since been granted under this program. The Company made payments under this plan in 2025 related to awards granted in 2021, 2022 or 2023. The amounts set forth in this filing for each Named Executive Officer are broken down as follows: (i) for Mr. McKee, $1,070,424 (all under the STIP (as defined below)); (ii) for Mr. Griggs, $529,230 (all under the STIP); (iii) for Mr. Lenamon, $600,880 ($30,000 of which was earned under the Cash LTIP and $570,880 of which was earned under the STIP); (iv) for Ms. Roclawski, $547,009 ($30,000 of which was earned under the Cash LTIP and $517,009 of which was earned under the STIP) and (v) for Mr. Buhigas, $547,009 ($30,000 of which was earned under the Cash LTIP and $517,009 of which was earned under the STIP). Please see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for more details regarding the Company’s STIP and Cash LTIP.
(5)Amounts in this column reflect truck allowances of $17,400 for each NEO other than Ms. Battle who received a truck allowance of $14,500. Dividend equivalent payments for Mr.McKee, $225,020, Mr. Lenamon $67,406, Mr. Griggs $81,462, Ms. Roclawski $54,484, and Mr. Buhigas $51,203, and Ms. Battle $66,128. Matching 401(k) plan contributions for Mr. McKee $11,740, Mr. Lenamon $25,461, Mr. Griggs $17,326, Ms. Roclawski $17,662, Mr. Buhigas $18,241, and Ms. Battle $20,091. Ms. Roclawski received $37,104 for tuition reimbursement. Ms. Battle received a cash severance payment of $810,000.
(6)Ms. Roclawski, Mr. Buhigas and Ms. Battle were not reported in years 2023 and 2024, on account of the Company’s status as an “emerging growth company”, so no information is provided for them for those years.
(7)Ms. Battle departed from the Company on October 31, 2025. In connection with her departure, all of her 2025 LTIP awards outstanding and unvested RSUs and a pro-rated portion of her outstanding and unvested PSUs vested and settled immediately at the target level of performance in accordance with the Company’s Omnibus Plan and the Separation Agreement. The amount presented in the Stock Awards column for 2025 represents the fair value of the equity awards that accelerated vesting upon termination, determined in accordance with ASC Topic 718. The amount presented in the All Other Compensation column represents, in addition to the items described in footnote 5, a cash severance payment of $810,000, a pro-rated STIP payment of

$337,500 and a COBRA lump sum payment of $27,431, less applicable taxes and other withholdings in accordance with the Company’s Executive Severance Plan and the Separation Agreement.
Additional Narrative Disclosure
Truck Allowances
Employees in eligible positions are eligible to receive a monthly truck allowance. Each of our Named Executive Officers are eligible for an annual truck allowance equal to $17,400.
Retirement Benefits
We do not have a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the Named Executive Officers, can make voluntary pre-tax contributions. We match 100% of elective deferrals up to 6% of elective deferrals for all participants. These matching contributions are immediately vested. All contributions under the plan are subject to certain IRS annual dollar limitations.
Individual Disability and Group Life Insurance
We also maintain an additional disability insurance plan for certain key leadership employees whereby the Company pays 100% of the premiums.

Grants of Plan-Based Awards
The following table provides information about the equity and non-equity awards to our Named Executive Officers under our Omnibus Incentive Plan during the year ended December 31, 2025.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Numbers of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert McKee	STI		454,500	900,000		1,350,000	—	—	—	—	—
	PSU	03/08/25	—	—		—	43,574	79,226	150,529	—	2,689,723
	RSU	03/08/25	—	—		—	—	—	—	52,817	1,800,003
John Griggs	STI		224,725	445,000		667,500	—	—	—	—	—
	PSU	03/08/25	—	—		—	14,525	26,409	50,177	—	896,586
	RSU	03/08/25	—	—		—	—	—	—	17,606	600,013
Chad Lenamon	STI		242,400	480,000		720,000	—	—	—	—	—
	PSU	03/08/25	—	—		—	14,525	26,409	50,177	—	896,586
	RSU	03/08/25	—	—		—	—	—	—	17,606	600,013
Cory Roclawski	STI		219,675	435,000		652,500	—	—	—	—	—
	PSU	03/08/25	—	—		—	9,683	17,606	33,451	—	597,724
	RSU	03/08/25	—	—		—	—	—	—	11,738	400,031
Pedro R. Buhigas	STI		219,675	435,000		652,500	—	—	—	—	—
	PSU	03/08/25	—	—		—	9,683	17,606	33,451	—	597,724
	RSU	03/08/25	—	—		—	—	—	—	11,738	400,031
	RSU	12/08/25	—	—		—	—	—	—	5,443	200,030
Kelly Battle	STI		204,525	405,000		607,500	—	—	—	—	—
	PSU	03/08/25	—	—	—	—	10,652	19,367	36,797	—	657,510
	RSU	03/08/25	—	—		—	—	—	—	12,911	440,007
(1)The amounts in these columns show the range of potential payouts under the 2025 Short Term Incentive Program. The actual payouts under the plan were determined in February 2026 and paid in March 2026, and are included in the Summary Compensation table for 2025.
(2)The amounts in these columns show the range of potential payouts of performance units awarded under the 2025 LTIP and cliff vest at the conclusion of a three-year performance period, subject to continued employment. “Target” is 100% of the number of 2025 performance units awarded. “Threshold” is the lowest possible payout (55% of the grant), and “Maximum” is the highest possible payout (200% of the grant).
(3)Shares of restricted stock awarded under the 2025 LTIP that vest one-third per year over a three-year period, subject to continued service through each vesting date.
(4)The grant date fair value of performance units (at target) and restricted stock is calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 14 (Stockholders’ Equity) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025.
Outstanding Equity Awards at Fiscal Year End
The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2025, except for Ms. Battle, who held no outstanding equity awards as of December 31, 2025 as a result of the acceleration or forfeiture of all of her outstanding equity awards in connection with her departure from the Company on October 31, 2025.

Name	Grant Date	Stock Awards
		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Robert McKee	45110	25,000	(2)	935,000	180,000	(5)	6,732,000
	45359	42,446	(4)	1,587,480	109,830	(7)	4,107,642
	45724	52,817	(6)	1,975,356	79,226	(9)	2,963,052
John Griggs	45110	9,582	(2)	358,367	54,000	(5)	2,019,600
	45271	2,725	(3)	101,915	—		—
	45359	13,264	(4)	496,074	34,322	(7)	1,283,643
	45724	17,606	(6)	658,464	26,409	(9)	987,697
Chad Lenamon	45110	6,666	(2)	249,308	48,000	(5)	1,795,200
	45271	2,180	(3)	81,532	—		—
	45359	10,612	(4)	396,889	27,457	(7)	1,026,892
	45724	17,606	(6)	658,464	26,409	(9)	987,697
Cory Roclawski	45110	6,875	(2)	257,125	27,000	(5)	1,009,800
	45271	2,180	(3)	81,532	—		—
	45359	7,958	(4)	297,629	20,593	(7)	770,178
	45724	11,738	(6)	439,001	17,606	(9)	658,464
Pedro R. Buhigas	45110	6,041	(2)	225,933	21,000	(5)	785,400
	45271	2,180	(3)	81,532	—		—
	45359	7,428	(4)	277,807	19,221	(7)	718,865
	45724	11,738	(6)	439,001	17,606	(9)	658,464
	45999	5,443	(8)	203,568	—		—
(1)The amounts in this column were calculated based on $37.40, the closing price of our common stock on the NYSE on December 31, 2025.
(2)Represents restricted stock units that vested or will vest one-third each on July, 3, 2024, July 3, 2025 and July 3, 2026, subject to the Named Executive Officer’s continued employment through each applicable vesting date.
(3)Represents restricted stock units in lieu of 2023 cash payments under the Cash LTIP that vested on January 5, 2026, subject to such Named Executive Officer’s continued employment through each applicable vesting date.
(4)Represents restricted stock units that vested or will vest one-third on each of March 8, 2025, March 8, 2026 and March 8, 2027, subject to the Named Executive Officer’s continued employment through each applicable vesting date.
(5)Represents an award of performance stock units assuming target performance that vest based on achievement of a combination of discretionary cash flow, consolidated net leverage ratio, absolute total shareholder return and the Company’s environmental, social and governance (“ESG”) scorecard during the three-year performance period commencing as of June 28, 2023 and ending December 31, 2025, subject to such Named Executive Officer’s continued employment through the relevant certification date. The amount reported in this column reflects a payout of 160% based on achieving threshold performance goals for each metric, except where actual performance as of December 31, 2025 exceeded the threshold performance goal. In that case, the payout percentage for each metric reflects the next higher performance measure (target or maximum) that exceeds actual performance as of December 31, 2025. As of December 31, 2025, all performance stock units remained unvested.
(6)Represents restricted stock units that will vest one-half on each of March 8, 2026, March 8, 2027 and March 8, 2028 subject to the Named Executive Officer’s continued employment through each applicable vesting date.
(7)Represents an award of performance stock units assuming target performance that vest based on achievement of a combination of discretionary cash flow, consolidated net leverage ratio, absolute total shareholder return and ESG scorecard during the three-year performance period commencing as of January 1, 2024 and ending December 31, 2026, subject to such Named Executive Officer’s continued employment through the relevant certification date. The amount reported in this column reflects a payout of 115% based on achieving threshold performance goals for each metric, except where actual performance as of December 31, 2025 exceeded the threshold performance goal. In that case, the payout percentage for each metric reflects the next higher performance measure (target or maximum) that exceeds actual performance as of December 31, 2025. As of December 31, 2025, all performance stock units remained unvested.
(8)Mr. Buhigas received a one-time special performance award in relation to the successful ERP implementation, which will vest ratably over three years.
(9)Represents an award of performance stock units assuming target performance that vest based on achievement of a combination of discretionary cash flow, consolidated net leverage ratio, absolute total shareholder return and ESG scorecard during the three-year performance period commencing as of January 1, 2025 and ending December 31, 2027, subject to such Named Executive Officer’s continued employment through the relevant certification date. The amount reported in this column reflects a payout of 100% based on achieving threshold performance goals for each metric, except where actual performance as of December 31, 2025 exceeded the threshold performance goal. In that case, the payout percentage for each metric reflects the next higher performance measure (target or maximum) that exceeds actual performance as of December 31, 2025. As of December 31, 2025, all performance stock units remained unvested.

Stock Awards Vested
The following table provides information about the number of shares acquired by our Named Executive Officers following the exercise of options and vesting of stock awards and the corresponding values realized during the year ended December 31, 2025.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Robert McKee	—	—	46,223	1,551,127
John Griggs	—	—	18,942	663,377
Chad Lenamon	—	—	14,153	496,871
Cory Roclawski	—	—	13,035	459,801
Pedro R. Buhigas	—	—	11,937	422,824
Kelly Battle(3)	—	—	85,956	3,170,264
(1)The value realized for vested awards was determined by multiplying the fair market value of our common stock on the date the units vested by the number of shares or units that vested. For each NEO other than Ms. Battle in 2025, the RSUs granted on July 3, 2023 vested on July 3, 2025, RSUs granted on December 11, 2023 vested on January 5, 2025, and RSUs granted on March 8, 2024 vested on March 8, 2025.
(2)The closing stock price applicable to each of those dates was $33.81, $43.57, and $33.26, respectively. Ms. Battles RSUs, including those granted on March 8, 2025, all vested on October 31, 2025. The closing price on that date was $36.88.
(3)     For Ms. Battle, includes the accelerated vesting of 32,498 RSUs and 39,177 PSUs upon her departure in accordance with the Omnibus Plan and the Separation Agreement, in addition to the awards that vested in the ordinary course prior to her departure.

Potential Payments Upon Termination or Change in Control
Restricted Stock Units
In the event a Change in Control (as defined in the Omnibus Plan) is consummated and the restricted stock units are not assumed by the surviving entity in connection with such Change in Control, any unvested portion of the restricted stock units that is outstanding as of immediately prior to the consummation of the Change in Control will automatically vest prior to the Change in Control. Additionally, upon termination of the Named Executive Officer due to death, Disability (as defined in the Omnibus Plan), or upon a Qualifying Termination (as defined in the Executive Severance Plan (as defined below)), any unvested portion of the restricted stock units as of immediately prior to the Named Executive Officer’s termination of service will automatically vest upon such termination of service.
Performance Stock Units
In the event a Named Executive Officer’s termination of service occurs as a result of (i) Death, (ii) Disability (as defined in the Omnibus Plan) or (iii) a Qualifying Termination (as defined in the Executive Severance Plan) outside of a Change in Control Protection Period (as defined in the Executive Severance Plan), a pro-rated portion of the outstanding and unvested performance restricted stock units shall immediately vest at the target level of performance.

In the event a Named Executive Officer’s termination of service as a result of a Qualifying Termination during a Change in Control Protection Period, or to the extent the performance stock units are not assumed by the surviving entity in connection with such Change in Control, all outstanding performance stock units will immediately become vested as of such Change in Control, with performance being deemed achieved at the greater of target or actual performance.
Executive Severance Plan
The Company maintains the Executive Severance Plan of Kodiak Gas Services, Inc. (the “Executive Severance Plan”) previously adopted and approved by Kodiak Gas Services, LLC for Eligible Executives (as defined in the Executive Severance Plan) who were eligible for severance benefits under all previous individual agreements with the company group. The Executive Severance Plan supersedes all prior agreements, practices, policies, procedures and plans relating to severance benefits.
Upon the termination of an Eligible Executive’s employment due to a Qualifying Termination (as defined in the Executive Severance Plan) that occurs outside of a Change in Control Protection Period (as defined in the Executive Severance Plan), such Eligible Executive is entitled to receive the following severance benefits, payable in a lump sum within 60 days after such Eligible Executive’s Date of Termination (as defined in the Executive Severance Plan): (i) a cash severance payment equal to the product of (A) such Eligible Executive’s Base Salary (as defined in the Executive Severance Plan) and (B) the Applicable Multiple (as defined below); (ii) a pro-rated portion of such Eligible Executive’s Target Annual Bonus (as defined in the Executive Severance Plan), multiplied by a fraction (A) the numerator of which equals the number of calendar days that such Eligible Executive was employed by a member of the Company Group during the calendar year that includes the Date of Termination and (B) the denominator of which equals 365 or 366, as applicable, (the “Pro-Rata Bonus”); and, (iii) a cash payment equal to the product of (A) the annual cost to continue coverage for such Eligible Executive’s group health plan, dental and vision coverage (including coverage for such Eligible Executive’s spouse and eligible dependents), determined under the Company’s group health plans as in effect immediately prior to such Eligible Executive’s Date of Termination and (B) the Applicable Multiple (the “Health Continuation Payment”). For purposes of the Executive Severance Plan, the “Applicable Multiple” means (i) three, for Tier 1 Executives; (ii) two, for Tier 2 Executives; and, (iii) one, for Tier 3 Executives (each as defined in the Executive Severance Plan).
Upon the termination of an Eligible Executive’s employment due to a Qualifying Termination that occurs during a Change of Control Protection Period and so long as such Eligible Executive satisfies the conditions to payment of severance benefits described below, such Eligible Executive shall be entitled to receive the following severance benefits, payable in a lump sum within 60 days after such eligible executive’s Date of Termination: (i) a cash severance payment equal to the product of (A) the sum of such Eligible Executive’s Base Salary and Target Annual Bonus and (B) the Applicable Multiple; (ii) the Pro-Rata Bonus; and, (iii) the Health Continuation Payment.
For purposes of the Executive Severance Plan, Mr. McKee is a Tier 1 Executive and Messrs. Griggs, Lenamon, Buhigas and Ms. Roclawski are Tier 2 Executives.
Ms. Battle was also eligible for the Executive Severance Plan as a Tier 2 Executive and on her execution of a general release of claims in favor of the Company and her continued compliance with the terms of the Executive Severance Plan, including, but not limited to, the restrictive covenants obligations under the Executive Severance Plan, received the benefits described above on her termination of employment on October 31, 2025, which met the conditions of a Qualifying Termination. The actual amounts received are included in the table below.
Payment of the severance benefits under the Executive Severance Plan to an Eligible Executive is subject to the Eligible Executive’s (i) execution and non-revocation of a general release of claims in favor of the Company and (ii) continued compliance with the terms of the Executive Severance Plan, including, but not limited to, the restrictive covenants obligations under the Executive Severance Plan.

The following tables quantify potential payments or benefits upon termination, change of control or other post-employment scenarios for each of our NEOs, which are described above. The following tables generally do not include amounts payable pursuant to plans that are available generally to all salaried employees. The amounts in the tables show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. The actual amounts to be paid out in any scenario can only be determined at the time of such executive officer’s actual separation from Kodiak.
For all scenarios, the termination trigger event is assumed to be December 31, 2025.

Robert McKee
Payments upon Termination	Any Termination not Described in Another Column ($)	Termination for Death or Disability ($)		Qualifying Termination outside of a Change in Control Protection Period ($)		Qualifying Termination during a Change in Control Protection Period ($)
Salary	—	—		2,250,000	(1)	2,250,000	(1)
STI	—	—		900,000	(2)	3,600,000	(3)
Benefit Plan Participation	—	—		75,222	(5)	75,222	(5)
Unvested RSUs	—	4,497,836	(6)	4,497,836	(6)	4,497,836	(6)
Unvested PSUs	—	7,157,612	(7)	7,157,612	(7)	13,266,902	(8)
Total	—	11,655,448		14,880,670		23,689,960

John Griggs
Payments upon Termination	Any Termination not Described in Another Column ($)	Termination for Death or Disability ($)		Qualifying Termination outside of a Change in Control Protection Period ($)		Qualifying Termination during a Change in Control Protection Period ($)
Salary	—	—		890,000	(1)	890,000	(1)
STI	—	—		445,000	(2)	1,335,000	(3)
Benefit Plan Participation	—	—		50,148	(5)	50,148	(5)
Unvested RSUs	—	1,614,820	(6)	1,614,820	(6)	1,614,820	(6)
Unvested PSUs	—	2,201,289	(7)	2,201,289	(7)	4,123,500	(8)
Total	—	3,816,109		5,201,257		8,013,468

Chad Lenamon
Payments upon Termination	Any Termination not Described in Another Column ($)	Termination for Death or Disability ($)		Qualifying Termination outside of a Change in Control Protection Period ($)		Qualifying Termination during a Change in Control Protection Period ($)
Salary	—	—		960,000	(1)	960,000	(1)
STI	—	—		480,000	(2)	1,440,000	(3)
LTI Cash	—	30,000	(4)	30,000	(4)	30,000	(4)
Benefit Plan Participation	—	—		50,148	(5)	50,148	(5)
Unvested RSUs	—	1,386,194	(6)	1,386,194	(6)	1,386,194	(6)
Unvested PSUs	—	1,926,586	(7)	1,926,586	(7)	3,675,859	(8)
Total	—	3,342,780		4,832,928		7,542,201

Cory Roclawski
Payments upon Termination	Any Termination not Described in Another Column ($)	Termination for Death or Disability ($)		Qualifying Termination outside of a Change in Control Protection Period ($)		Qualifying Termination during a Change in Control Protection Period ($)
Salary	—	—		870,000	(1)	870,000	(1)
STI	—	—		435,000	(2)	1,305,000	(3)
LTI Cash	—	30,000	(4)	30,000	(4)	30,000	(4)
Benefit Plan Participation	—	—		50,148	(5)	50,148	(5)
Unvested RSUs	—	1,075,287	(6)	1,075,287	(6)	1,075,287	(6)
Unvested PSUs	—	1,213,219	(7)	1,213,219	(7)	2,337,986	(8)
Total	—	2,318,506		3,673,654		5,668,421

Pedro R. Buhigas
Payments upon Termination	Any Termination not Described in Another Column ($)	Termination for Death or Disability ($)		Qualifying Termination outside of a Change in Control Protection Period ($)		Qualifying Termination during a Change in Control Protection Period ($)
Salary	—	—		870,000	(1)	870,000	(1)
STI	—	—		435,000	(2)	1,305,000	(3)
LTI Cash	—	30,000	(4)	30,000	(4)	30,000	(4)
Benefit Plan Participation	—	—		50,148	(5)	50,148	(5)
Unvested RSUs	—	1,227,842	(6)	1,227,842	(6)	1,227,842	(6)
Unvested PSUs	—	1,046,714	(7)	1,046,714	(7)	2,068,968	(8)
Total	—	2,304,556		3,659,704		5,551,958

Kelly Battle(9)
Payments upon Termination	Any Termination not Described in Another Column ($)	Termination for Death or Disability ($)	Qualifying Termination outside of a Change in Control Protection Period ($)	Qualifying Termination during a Change in Control Protection Period ($)
Salary	—	—	810,000	—
STI	—	—	405,000	—
Benefit Plan Participation	—	—	27,432	—
Unvested RSUs	—	—	1,198,526	—
Unvested PSUs(9)	—	—	1,444,848	—
Total	—	—	3,885,806	—
(1)Amount represents the NEO’s Applicable Multiple times his or her Base Salary (as such terms are defined in the Executive Severance Plan).
(2)Amount represents the NEO’s Target Annual Bonus (as defined in the Executive Service Plan) pro-rated based on the number of calendar days employed during the calendar year in which the Date of Termination (as defined in the Executive Service Plan) occurs.
(3)Amount represents (i) the NEO’s Applicable Multiple times his or her Target Annual Bonus plus (ii) the amount described in table note 2 above.
(4)Amount represents the fourth and final payout under the NEO’s 2022 Cash LTIP award for which the scheduled vesting date in January 2026 would be accelerated to the date of his or her Termination of Service (as defined in the Omnibus Plan).
(5)Amount represents the NEO’s Applicable Multiple times the annual cost to continue coverage for his or her group health plan, dental and vision coverage (including coverage for his or her spouse and eligible dependents), determined under the Kodiak’s group health plans as in effect immediately prior to the Date of Termination.

(6)Amount represents the value of the NEO’s outstanding RSU awards for which vesting would be accelerated to the date of his or her Termination of Service based on $37.40 per share, the closing price of our common stock on the NYSE on December 31, 2025.
(7)Amount represents the value of the NEO’s outstanding PSU awards for which vesting would be accelerated to the date of his or her Termination of Service based on $37.40 per share, the closing price of our common stock on the NYSE on December 31, 2025. Vesting would be accelerated for a pro-rated portion of the units that remain unvested out of each outstanding award at the target level of performance based on a ratio equal to (i) the number of calendar days such NEO was employed since the Date of Grant (as defined in the applicable Grant Notice) divided by (ii) the number of calendar days in the Performance Period (as defined in the applicable Grant Notice).
(8)Amount represents the value of the NEO’s outstanding PSU awards for which vesting would be accelerated to the date of his or her Termination of Service based on $37.40 per share, the closing price of our common stock on the NYSE on December 31, 2025. Vesting would be accelerated for all of the units that remain unvested out of each outstanding award at the greater of target and actual performance. The amount shown includes the greater of target and actual share amounts for PSUs awarded in 2023 and target share amounts for PSUs awarded in 2024 and 2025, except to the extent, if any, Kodiak’s actual performance already exceeds one or more of the 3-year target performance amounts with respect to such award.
(9)Represents Ms. Battle’s actual severance benefits and pro-rated STIP payment received under the Company’s Executive Severance Plan and the Separation Agreement as a result of her termination from the Company as well as the outstanding and unvested RSUs and a pro-rated portion of her outstanding and unvested PSUs that vested and settled immediately at the target level of performance in accordance with the Omnibus Plan and the Separation Agreement on October 31, 2025.
Separation Agreement
In connection with Ms. Battle’s separation, the Company and Ms. Battle entered into a separation agreement and general release (the “Separation Agreement”), pursuant to which Ms. Battle received benefits that are consistent with a Qualifying Termination Outside of a Change in Control Protection Period under Section 5(a) of the Company’s Executive Severance Plan as a Tier 2 Executive and, effective as of the October 31, 2025, accelerated vesting of her outstanding performance-based equity awards consistent with a Termination of Service under Section 6.8 of the Company’s Omnibus Incentive Plan. In exchange for the foregoing consideration, Ms. Battle provided customary broad form releases and agreed to confidentiality obligations and other covenants with the Company.
Pay vs. Performance
The table below provides additional information relating to the compensation of our Chief Executive Officer and other Named Executive Officers, respectively, in accordance with Regulation S-K Item 402(v), for each of the years indicated. In determining “compensation actually paid” (“CAP”) to our executives, we are required to make various adjustments to amounts that have previously been reported in the Summary Compensation Table (“SCT”), reflecting the different methods prescribed by the SEC for reporting the compensation of our Named Executive Officers in the Summary Compensation Table above and in the Pay vs. Performance Table below. Compensation amounts shown for our Other NEOs (as defined below) are reported as averages for each of the fiscal years indicated.

Year	CEO Pay(1)		Other NEO Pay(1)		Value of Initial Fixed $100 Investment Based On:(4)		Other Performance Measures(5)
	Summary Compensation Table Total Compensation(2)	Compensation “Actually Paid”(3)	Average Summary Compensation Table Total Compensation(2)	Average Compensation “Actually Paid”(3)	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (thousands)	Discretionary Cash Flow (thousands)
2025	$6,568,143	$11,934,445	$2,415,807	$3,738,464	$271.00	$174.00	$81,588	$461,684
2024	$6,136,261	$13,456,315	$2,225,260	$4,519,549	$281.00	$169.00	$50,334	$373,281
2023	$4,882,768	$5,614,761	$2,084,345	$2,452,231	$131.00	$112.00	$20,066	$248,149
(1)Our Chief Executive Officer for each of the fiscal years indicated was Mr. McKee. Our other Named Executive Officers in each of the fiscal years indicated were Messrs. Griggs and Lenamon (collectively referred to herein as the “Other NEOs”).
(2)Reflects the amount reported in the “Total” column of the Summary Compensation Table above for the Chief Executive Officer and the average of the amounts reported in the “Total” column of the Summary Compensation Table for the Other NEOs for each of the fiscal years indicated.
(3)Reflects the CAP to the Chief Executive Officer and the Other NEOs as computed in accordance with Item 402(v) of Regulation S-K and may not reflect the actual amount of compensation earned by or paid to the Chief Executive Officer during the fiscal year indicated. Such amounts are calculated by deducting the amounts reported in the “Stock Awards” column of the Summary Compensation Table from the “Total” column of the Summary Compensation Table for the Chief Executive Officer, and by deducting the average of the amounts reported in the “Stock Awards” column of the Summary Compensation Table from the average of the amounts reported in the “Total” Column of the Summary Compensation Table for the Other NEOs, in each case, in the fiscal years indicated and making certain adjustments as set forth below.

CEO Year	Summary Compensation Table Total	Stock Awards as Reported in Summary Compensation Table(A)	Other Adjustments				Total Compensation “Actually Paid”(F)
			Fair Value as of Year End of Awards Granted During Year that Remain Outstanding as of Year End(B)	Year-over-Year Change in Fair Value of Awards Granted in Prior Year that Remain Outstanding as of Year End(C)	Fair Value as of Vesting Date of Awards Granted During Year that Vest During Year(D)	Year-over-Year Change in Fair Value of Awards Granted in Prior Year that Vest During Year(E)
2025	$6,568,143	$(4,489,726)	$4,933,710	$3,371,191	$—	$1,551,127	$11,934,445
2024	$6,136,261	$(4,358,153)	$7,316,490	$3,664,217	$—	$697,500	$13,456,315
2023	$4,882,768	$(3,111,375)	$3,843,368	$—	$—	$—	$5,614,761

Other NEOs Year	Summary Compensation Table Total	Stock Awards as Reported in Summary Compensation Table(A)	Other Adjustments				Total Compensation “Actually Paid”(F)
			Fair Value as of Year End of Awards Granted During Year that Remain Outstanding as of Year End(B)	Year-over-Year Change in Fair Value of Awards Granted in Prior Year that Remain Outstanding as of Year End(C)	Fair Value as of Vesting Date of Awards Granted During Year that Vest During Year(D)	Year-over-Year Change in Fair Value of Awards Granted in Prior Year that Vest During Year(E)
2025	$2,415,807	$(1,297,185)	$1,137,120	$413,248	$126,152	$943,322	$3,738,464
2024	$2,225,260	$(1,225,729)	$2,057,787	$1,183,193	$—	$279,038	$4,519,549
2023	$2,084,345	$(931,557)	$1,299,443	$—	$—	$—	$2,452,231
(A)    Reflects either (i) the grant date fair value, with respect to the Chief Executive Officer, or (ii) the average grant date fair value, with respect to the Other NEOs, as reported in the “Stock Awards” column of the Summary Compensation Table.
(B)    Reflects either (i) the fair value, with respect to the Chief Executive Officer, or (ii) the average of the fair value, with respect to the Other NEOs, as of the end of the covered fiscal year of any awards granted to the applicable individuals during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year.
(C)    Reflects either (i) the amount, with respect to the Chief Executive Officer, or (ii) the average amount, with respect to the Other NEOs, equal to the change in fair value as of the end of the covered fiscal year (from the end of the prior fiscal year) of any portion of any awards granted in a prior fiscal year that remained outstanding and unvested as of the end of the covered fiscal year.
(D)    Reflects either (i) the fair value, with respect to the Chief Executive Officer, or (ii) the average of the fair value, with respect to the Other NEOs, as of the vesting date of the portion of awards granted during the covered fiscal year that vested during the covered fiscal year.
(E)    Reflects either (i) the amount, with respect to the Chief Executive Officer, or (ii) the average amount, with respect to the Other NEOs, equal to the fair value as of the vesting date (from the end of the prior fiscal year) of the portion of any awards granted in a prior fiscal year that vested during the covered fiscal year.
(F)    Dividend equivalent amounts were paid on awards during each of the covered fiscal years.
(4)The values disclosed in the “Total Shareholder Return” column represent the value of an investment of $100 in each of (i) our Common Stock and (ii) the Alerian US Midstream Energy Index (“AMUSX”) as of June 29, 2023, measured over each of the periods ending on December 31, 2023, 2024 and 2025. It is assumed that dividends, if any, are reinvested. The AMUSX is the published industry or line-of-business index that we selected for purposes of Item 201(e) of Regulation S-K under the Exchange Act in our Annual Report on Form 10-K for the year ended December 31, 2025.
(5)“Discretionary Cash Flow” means the net cash provided by operating activities less (i) maintenance capital expenditures; (ii) certain changes in operating assets and liabilities; and (iii) certain other expenses; plus (w) severance expenses; (x) transaction expenses; and (y) sales tax reserve, all as reported in the financial statement reconciliations provided in the Company’s public filings.

2025 Key Performance Measures
The following table contains an unranked list of the most important financial performance measures used by the Company to link executive “compensation actually paid” in 2025, calculated in accordance with the SEC’s regulations, to the Company’s performance in fiscal year 2025, as such measures are defined for purposes of our 2025 STI and 2025 PSUs. The role of each of these performance measures in the compensation of our named executive officers and a description of how each measure is calculated are discussed under “Compensation Discussion & Analysis” above.

Key Performance Measures
Discretionary Cash Flow
Consolidated Net Leverage Ratio
Absolute Total Shareholder Return
Adjusted EBITDA
2025 Pay vs. Performance Graphical Disclosure
The following charts illustrate the relationship between CAP over period beginning June 29, 2023 and ended December 31, 2025 and trends in our Relative Total Shareholder Return, Net Income and Discretionary Cash Flow over the same period. Further, the chart entitled “CAP vs. TSR (KGS and AMUSX)” shows the relationship between our TSR and that of the AMUSX over the same period, as described in Note (4) to the Pay vs. Performance Table above.

CAP vs. TSR
(KGS and AMUSX)
$24
$21
$18
$15
$12
$9
$6
$3
$0
CAP (Millions)
$300
$240
$180
$120
$60
$0
TSR
2023
2024
2025
CAP (CEO)
CAP (Av. Other NEOs)
KGS
AMUSX

CAP vs. Net Income
$25
$22
$19
$16
$13
$10
$7
$4
$1
-$2
CAP (Millions)
$100
$80
$60
$40
$20
$0
Net Income (Millions)
2023
2024
2025
CAP (CEO)
CAP (Av. Other NEOs)
Net Income

CAP vs. Discretionary Cash Flow
$24
$21
$18
$15
$12
$9
$6
$3
$0
CAP (Milliions)
$500
$400
$300
$200
$100
$0
Discretionary Cash Flow (Millions)
2023
2024
2025
CAP (CEO)
CAP (Av. Other NEOs)
DCF

CEO Pay Ratio
The table below sets forth comparative information for the year ended December 31, 2025 regarding: (1) the actual annual total compensation of our Chief Executive Officer; (2) the median of the annual total compensation of all employees of Kodiak, excluding our Chief Executive Officer; and (3) a ratio comparison of those two amounts (the “CEO Pay Ratio”). These amounts were determined in accordance with rules prescribed by the SEC, as explained below.
For purposes of determining our median employee, we used total compensation for the period from January 1, 2025, through December 31, 2025 (the “Measurement Period”) of our employees, other than our Chief Executive Officer.
As of December 31, 2025, our employee population consisted of 1,283 individuals, all located in the United States.
The compensation measure used included base salary, bonuses, overtime, allowances, equity awards, and employer contributions to 401(k) and HSA plans.
Salaries were annualized for employees who did not work the full year. For employees hired during 2025, reasonable estimates of cash compensation were made using current base salary, target bonus amounts, and any overtime or allowances paid during the year.
Since all employees, including the Chief Executive Officer, are located in the U.S., no cost-of-living adjustments were applied.
Except as noted below, we included all Kodiak employees (whether employed on a full-time, part-time, or seasonal basis) as of the last day of the Measurement Period, and, other than annualizing compensation of employees who were not employed for the full Measurement Period, we did not make any assumptions, adjustments or estimates with respect to total cash compensation.
After identifying the median employee, based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2025 for the Named Executive Officers as set forth in the “Summary Compensation Table.”

Annual Total Compensation	Amount
Chief Executive Officer (A)	$6,568,143
Median employee (excluding Chief Executive Officer) (B)	$147,711
Ratio of (A) to (B)	44

☑	THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF THE CHARTER TO PHASE IN DECLASSIFICATION OF THE BOARD
PROPOSAL 4 - To Amend the Company’s Charter to Phase in Declassification of the Kodiak Board.
Overview
Our Board, upon recommendation from the Nominating, Governance & Sustainability Committee, has unanimously approved and recommends that all stockholders approve, the proposed amendments to Section 6.1(A), (B) and (C) of the Charter more specifically detailed below. We are submitting for stockholder approval an amendment to our Charter to phase in the declassification of the Kodiak Board.
Background
Section 6.1 of the Charter currently provides that the Board shall be divided into three classes, designated Class I, Class II and Class III, each to consist as nearly as possible of one third of the total number of directors, with the term of office of one class expiring each year and directors in each class being elected to three-year terms. If the proposed amendments are approved by our stockholders, directors previously elected to three-year terms of office by our stockholders, including those directors elected at the 2026 Annual Meeting, will complete their three-year terms, and thereafter they or their successors would be elected to one-year terms at each future annual meeting of shareholders.
Beginning at the 2029 annual meeting of stockholders, the declassification of the Board would be complete, and all directors would be subject to annual election to one-year terms. In addition, Delaware law provides that directors serving on declassified boards of directors may be removed with or without cause, and therefore, the proposed amendments would permit the removal without cause of directors. Finally, the proposed amendments will provide that any director appointed to fill a vacancy or newly created directorship will hold office until the next election for the class to which such director is appointed, or following the completion of the declassification, any director appointed to fill a vacancy or newly created directorship will serve for a term expiring at the next annual meeting and will remain in office until such person’s successor is elected and qualified (or earlier death, resignation or removal).
Reasons for the Proposed Amendment
The Board, in approving the proposed changes, determined that it would be in the best interests of the Company and our stockholders to amend the Charter to declassify the Board in a phased-in structure. Declassifying the Board in a phased-in structure allows stockholders to express a view on each director’s performance by means of an annual vote. Annual voting allows stockholders to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure, which provides stockholders with a more active role in shaping and implementing corporate governance policies. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. Public companies with classified boards also face increased scrutiny from proxy advisory firms. The Board, however, recognizes that there are different perspectives on this matter. After weighing these considerations, the Board (acting on the recommendation of the Nominating, Governance & Sustainability Committee) has determined that it is in the best interests of the Company and its stockholders to adopt resolutions setting forth proposed amendments to the Charter to declassify the Board.
The text of the proposed amendments, with proposed deletions reflected by “strike-through” text and proposed additions reflected by “underline” text, set forth in Annex A. This summary is qualified in its entirety by reference to Annex A.
If the stockholders approve this proposal, the Company will file with the Delaware Secretary of State a certificate of amendment that includes the amendments corresponding to this proposal, which will become effective upon filing. The approval of this proposal is not conditioned on the approval of any other proposal. The Board retains the discretion to abandon the amendments and not implement them at any time before they become effective.
Vote Required
The affirmative vote of at least 66 and 2/3% of our outstanding shares of common and preferred stock, voting together as a single class, entitled to vote thereon is required to approve this Proposal 4. You may vote “for” or “against” this proposal or you may abstain from voting on this proposal. Abstentions and broker non-votes will count the same as votes against this proposal. The persons named as agents and proxies in the accompanying proxy card intend to vote such proxy in favor of the amendment to the Charter to phase in declassification of the Board. Approval of this proposal is not contingent on the approval of any other proposals in this Proxy Statement.
Board Recommendation
The Board recommends that the shareholders vote “FOR" the amendment of the Company’s Charter to phase in declassification of the Kodiak Board.

☑	THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF THE CHARTER TO ELIMINATE CERTAIN SUPERMAJORITY VOTING REQUIREMENTS AND OTHER OBSOLETE PROVISIONS
PROPOSAL 5 - To Amend the Company’s Charter to Eliminate Certain Supermajority Voting Requirements and Other Obsolete Provisions.
Overview
Our Board, upon recommendation from the Nominating, Governance & Sustainability Committee, has unanimously approved and recommends that all stockholders approve, the proposed amendments to Sections 5.1 and 5.2 of the Charter more specifically detailed below. We are submitting for stockholder approval an amendment to our Charter to eliminate certain supermajority voting requirements and other obsolete provisions.

Background
The Charter currently requires the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class, to (i) amend or repeal any provision of the Company’s Bylaws, (ii) remove a director from office or (iii) adopt future amendments to the following provisions of the Certificate:
•Article V, which authorizes the Board to amend the Bylaws and currently specifies the vote required to amend the Charter and Bylaws; and
•Article VI, which addresses the election and removal of directors, who may call meetings of the Board, certain quorum and voting requirements for Board action and certain other matters relating to directors.
If the proposed amendments are adopted, the stockholder vote required to take any of the foregoing actions will be the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company’s stock entitled to vote thereon (subject to any other provisions of the Charter, any vote required by applicable law and the express terms of any preferred stock issued in the future). If adopted by stockholders, this proposal would also enact certain immaterial changes by eliminating from the Charter provisions that relate to the Company’s former sponsors and that have become inoperative and are no longer effective.
Reasons for the Proposed Amendment
The Nominating, Governance & Sustainability Committee and the Board have considered the merits of maintaining the supermajority stockholder approval provisions in the Charter. Supermajority provisions encourage stockholders to reach a broad consensus on significant governance decisions and might be viewed as protective of minority stockholders (by preventing a simple majority of stockholders from taking action that favors only the majority). However, the Board is aware that certain stockholders and institutions assert that a majority vote should be sufficient for any corporate action requiring stockholder approval. A majority vote allows the Board and stockholders to enact necessary changes to the Charter in a timely manner without being unduly delayed by the need to secure a supermajority approval, enabling the Company to act decisively without unnecessary procedural hurdles. We believe this approach is consistent with widely accepted governance standards. After weighing these considerations, the Board (acting on the recommendation of the Nominating, Governance & Sustainability Committee) has determined that it is in the best interests of the Company and its stockholders to adopt resolutions setting forth proposed amendments to the Certificate to eliminate these supermajority voting requirements.
The text of the proposed amendments, with proposed deletions reflected by “strike-through” text and proposed additions reflected by “underline” text, set forth in Annex B. This summary is qualified in its entirety by reference to Annex B.
If the stockholders approve this proposal, the Company will file with the Delaware Secretary of State a certificate of amendment that includes the amendments corresponding to this proposal, which will become effective upon filing. The approval of this proposal is not conditioned on the approval of any other proposal. The Board retains the discretion to abandon the amendments and not implement them at any time before they become effective.
Vote Required
The affirmative vote of at least 66 and 2/3% of our outstanding shares of common and preferred stock, voting together as a single class, entitled to vote thereon is required to approve this Proposal 5. You may vote “for” or “against” this proposal or you may abstain from voting on this proposal. Abstentions and broker non-votes will count the same as votes against this proposal. The persons named as agents and proxies in the accompanying proxy card intend to vote such proxy in favor of the amendment to the Charter to eliminate certain supermajority voting requirements and other obsolete provisions. Approval of this proposal is not contingent on the approval of any other proposals in this Proxy Statement.
Board Recommendation
The Board recommends that the shareholders vote “FOR" the amendment of the Company’s Charter to eliminate certain supermajority voting requirements and other obsolete provisions.

☑	THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026
PROPOSAL 6 - Ratification of the Appointment of BDO USA, P.C. as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2026
BDO USA, P.C. (“BDO”) served as our independent registered public accounting firm in 2025. The Audit & Risk Committee has selected BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
The Board considers the selection of BDO to be in the best interests of the Company and its shareholders. Although shareholder approval is not required for the appointment of our independent registered public accounting firm, we are requesting such ratification because we believe it is a matter of good corporate practice.
Representatives of BDO attended all regularly scheduled meetings of the Audit & Risk Committee meeting in 2025 and have unrestricted access to the Audit & Risk Committee to discuss audit findings and other financial matters. We expect that a representative of BDO will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.
Fees Paid to Independent Registered Public Accountants
The following table summarizes the fees billed to us for each of the last two fiscal years for professional services rendered on our behalf by BDO and its member firms and respective affiliates during calendar years 2025 and 2024.
For additional information concerning the Audit & Risk Committee and its activities with BDO, see “Audit Committee Report” contained in this Proxy Statement and “Audit & Risk Committee Pre-Approval Policy” following this proposal description.

Fees Incurred for Audit and Other Services Provided by BDO USA, P.C.	2025	2024
Audit Fees(1)	$1,818,775	$2,224,429
Audit-Related Fees	—	—
Tax Fees	19,684	11,626
All Other Fees	—	—
Total	$1,838,459	$2,236,055
(1)Audit fees in 2025 and 2024 include fees for our annual audit, quarterly review procedures, and other fees in connection with other public filings.
Audit & Risk Committee Pre-Approval Policy
In compliance with the rules of the SEC and the PCAOB (as defined below), the Audit & Risk Committee has adopted policies and procedures relating to the approval of audit, audit-related, tax and all other services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit services unless the service is specifically approved in advance by the Audit & Risk Committee.
The Audit & Risk Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. The independent auditor provides annually an engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit related services, tax services, and all other services). For other permissible services not included in the engagement letter, Kodiak management will submit a description of the proposed service, including a budget estimate, to the Audit & Risk Committee for pre-approval. All services performed by our independent registered public accounting firm in 2025 were pre-approved pursuant to the Pre-Approval Policy.

AUDIT COMMITTEE REPORT
The purpose of the Audit & Risk Committee is to assist the Board of Directors with oversight of: (i) the integrity of the Company’s financial statements, including the financial reporting process, financial disclosures and the adequacy of the Company’s systems of internal control over financial reporting, (ii) compliance with legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications and independence, (iv) the performance of the Company’s independent auditor and internal audit function, (v) the Company’s compliance with ethical standards adopted by the Company, and (vi) the principal risks associated with the Company’s business.
The Committee’s principal responsibility is one of oversight. Management of the Company is responsible for preparing the Company’s financial statements, determining that they are complete, accurate, and in accordance with generally accepted accounting principles and establishing satisfactory disclosure controls and internal control over financial reporting. BDO USA, P.C. is responsible for auditing the Company’s financial statements and the effectiveness of the Company’s internal control over financial reporting. The Company’s internal and outside counsel are responsible for assuring compliance with laws and regulations and the Company’s corporate governance policies.
In fulfilling its oversight responsibilities, the Audit & Risk Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the completeness and clarity of disclosures in the financial statements. The Audit & Risk Committee also discussed with the independent auditors such other matters as are required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
In addition, the Audit & Risk Committee received written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit & Risk Committee concerning independence. The Audit & Risk Committee discussed with the independent auditors their independence, including whether the provision of services during the fiscal year ended December 31, 2025 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.
Additionally, the Audit & Risk Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit & Risk Committee met with the independent auditors, with and without management present, to discuss the results of their audit, their observations on our internal controls and the overall quality of our financial reporting.
Based on the reviews and discussions referred to above, the Audit & Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
The Audit & Risk Committee of the Board of Directors

Gretchen Holloway, Chairperson
William L. Bullock, Jr.
Chris Drumgoole
Margaret C. Montana

ADDITIONAL INFORMATION
Forward-Looking Statements
The discussion and analysis herein contains “forward-looking statements” as defined by the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding performance goals, actions related to our director and executive compensation, and other characterizations of future events or circumstances. You can generally identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “should,” “target,” “will” and other similar words. These forward-looking statements are subject to various factors that could cause the Company’s actual results to differ materially from the results anticipated in these statements. These factors include, but are not limited to, those discussed in the “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as updated in subsequent reports we file with the SEC. The Company has no obligation to update or revise forward-looking statements regardless of whether new information, future events, or any other factors affect the information contained in the statements.
Reconciliations of Non-GAAP to GAAP Financial Reconciliations
Non-GAAP Financial Measures
Management uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability and include the non-GAAP financial measures of adjusted gross margin, adjusted gross margin percentage, adjusted EBITDA, and discretionary cash flow.
Adjusted Gross Margin and Adjusted Gross Margin Percentage
Adjusted gross margin and adjusted gross margin percentage are considered non-GAAP financial measures. We define adjusted gross margin as revenue less cost of operations, exclusive of depreciation and amortization expense. We define adjusted gross margin percentage as adjusted gross margin divided by total revenues. We believe that adjusted gross margin is useful as a supplemental measure of our operating profitability. Adjusted gross margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per compression unit costs for lubricant oils and coolants, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin or any other measure of financial performance presented in accordance with GAAP. Moreover, adjusted gross margin as presented may not be comparable to similarly titled measures of other companies. Because we capitalize assets, depreciation and amortization of equipment is a necessary element of our costs. To compensate for the limitations of adjusted gross margin as a measure of our performance, we believe that it is important to consider gross margin determined under GAAP, as well as adjusted gross margin, to evaluate our operating profitability.
The following tables reconcile adjusted gross margin to gross margin, the most directly comparable GAAP financial measure, and show the calculation of adjusted gross margin percentage for each of our Contract Services and Other Services segments for each of the periods presented:

Adjusted Gross Margin
Contract Services

	Year ended December 31,
	2025	2024

(in thousands)
Total revenues	$1,181,270	$1,034,173
Cost of operations (exclusive of depreciation and amortization)	(373,493)	(355,016)
Depreciation and amortization	(276,185)	(260,272)
Gross margin	$531,592	$418,885
Gross margin percentage	45.0%	40.5%
Depreciation and amortization	276,185	260,272
Adjusted gross margin	$807,777	$679,157
Adjusted gross margin percentage	68.4%	65.7%
Other Services

	Year ended December 31,
	2025	2024

(in thousands)
Total revenues	$126,830	$125,138
Cost of operations (exclusive of depreciation and amortization)	(106,432)	(103,360)
Depreciation and amortization	—	—
Gross margin	$20,398	$21,778
Gross margin percentage	16.1%	17.4%
Depreciation and amortization	—	—
Adjusted gross margin	$20,398	$21,778
Adjusted gross margin percentage	16.1%	17.4%
Adjusted EBITDA
Adjusted EBITDA is considered a non-GAAP measure. We define adjusted EBITDA as net income (loss) before interest expense; income tax expense; and depreciation and amortization; plus (i) impairment of long-lived assets; (ii) loss (gain) on derivatives; (iii) equity compensation expense; (iv) severance expenses; (v) transaction expenses; (vi) sales tax reserve; (vii) loss (gain) on disposal of business; and (viii) loss (gain) on sale of assets. Adjusted EBITDA is used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks and other financial institutions, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•the ability of our assets to generate cash sufficient to make debt payments and pay dividends; and
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.
We believe that adjusted EBITDA provides useful information because, when viewed with our GAAP results and the accompanying reconciliation, it provides a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business.
Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, revenues, net income (loss), operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, our adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
Given we are a capital-intensive business, depreciation, impairment of compression equipment and the interest cost of acquiring compression equipment are necessary elements of our costs. To compensate for these items, we believe that it is important to consider both net income (loss) and net cash provided by operating activities determined under GAAP, as well as adjusted EBITDA, to evaluate our financial performance and our liquidity. Our adjusted EBITDA excludes some, but not all, items that affect net income (loss) and net cash provided by operating activities, and these measures may vary among companies. Management compensates for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision-making processes.
The following table reconciles adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, for each of the periods presented:

	Year ended December 31,
(in thousands)	2025	2024
Net income	$81,588	$50,334
Interest expense	198,370	197,144
Income tax expense	31,884	25,574
Depreciation and amortization	276,185	260,272
Long-lived asset impairment	6,344	9,921
Loss (gain) on derivatives	—	(24,017)
Equity compensation expense	24,529	17,658
Severance expense (1)	2,497	10,500
Transaction expenses (2)	4,102	32,552
Sales tax reserve (3)	27,968	—
Loss on disposal of business	33,349	20,598
Loss on sale of assets	28,217	9,014
Adjusted EBITDA	$715,033	$609,550

(1)	Represents severance expense for the years ended December 31, 2025 and 2024.
(2)	Represents certain costs associated with non-recurring professional services and other costs, primarily related to the secondary offerings and CSI Acquisition for the years ended December 31, 2025 and 2024.
(3)
During the year ended December 31, 2025, the Company received a settlement offer from the Texas Comptroller’s office to resolve certain of the outstanding Texas sales and use tax matters. Under this settlement arrangement, the Company would be subject to interest and penalties for all open periods totaling $28.0 million.

Discretionary Cash Flow
Discretionary cash flow is considered a non-GAAP financial measure. We define discretionary cash flow as net cash provided by operating activities less (i) maintenance capital expenditures; (ii) certain changes in operating assets and liabilities; and (iii) certain other expenses; plus (w) severance expenses; (x) transaction expenses; and (y) sales tax reserve. We believe discretionary cash flow is a useful liquidity and performance measure and supplemental financial measure for us in assessing our ability to pay cash dividends to our stockholders, make growth capital expenditures and assess our operating performance. Our ability to pay dividends is subject to limitations due to restrictions contained in our ABL Credit Agreement as further described elsewhere herein. Discretionary cash flow is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, such as revenues, net income, operating income (loss) or cash flows from operating activities. Discretionary cash flow as presented may not be comparable to similarly titled measures of other companies.
The following table reconciles net cash provided by operating activities to discretionary cash flow, and free cash flow for each of the periods presented:

	Year ended December 31,
(in thousands)	2025	2024	2023
Net cash provided by operating activities	$599,740	$327,987	$266,326
Maintenance capital expenditures	(76,002)	(66,200)	(36,990)
Loss on extinguishment of debt	—	—	2,398
Severance expense (1)	2,497	10,500	—
Transaction expenses (2)	4,102	32,552	6,001
Sales tax reserve (3)	27,968	—	—
Change in operating assets and liabilities	(87,049)	78,395	22,480
Other (4)	(9,572)	(9,953)	(12,066)
Discretionary cash flow	$461,684	$373,281	$248,149

(1)	Represents severance expense for the years ended December 31, 2025, 2024, and 2023.
(2)	Represents certain costs associated with non-recurring professional services and other costs, primarily related to the secondary offerings and CSI Acquisition, for the years ended December 31, 2025, 2024, and 2023.
(3)
During the year ended December 31, 2025, the Company received a settlement offer from the Texas Comptroller’s office to resolve certain of the outstanding Texas sales and use tax matters. Under this settlement arrangement, the Company would be subject to interest and penalties for all open periods totaling $28.0 million.

(4)	Includes non-cash lease expense, provision for credit losses and inventory reserve.
Adjusted Net Income (Loss)
Adjusted net income is considered a non-GAAP financial measure. Adjusted net income (loss) is defined as net income (loss) excluding (i) impairment of long-lived assets; (ii) severance expenses; (iii) transaction expenses; (iv) sales tax reserve; (v) loss on disposal of business; (vi) loss (gain) on derivatives; and (vii) the tax effects of the adjustments. We believe this non-GAAP financial measure is useful to investors because they are key measures used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions. Adjusted net income (loss) is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, such as revenues, net income (loss), operating income (loss), or cash flows from operating activities. Adjusted net income (loss) as presented may not be comparable to similarly titled measures of other companies.
The following tables reconcile net income (loss) to adjusted net income (loss), the most directly comparable GAAP financial measure, for each of the periods presented:

	Year ended December 31,
(in thousands)	2025	2024
Net income	$81,588	$50,334
Long-lived asset impairment	6,344	9,921
Severance expense (1)	2,497	10,500
Transaction expenses (2)	4,102	32,552
Sales tax reserve (3)	27,968	—
Loss on disposal of business	33,349	20,598
Gain on derivatives	—	(24,017)
Tax effect of adjustments (4)	(16,427)	(7,810)
Adjusted net income	$139,421	$92,078

(1)	Represents severance expense for the years ended December 31, 2025 and 2024.
(2)	Represents certain costs associated with non-recurring professional services and other costs, primarily related to the secondary offerings and CSI Acquisition, for the years ended December 31, 2025 and 2024.
(3)	During the year ended December 31, 2025, the Company received a settlement offer from the Texas Comptroller’s office to resolve certain of the outstanding Texas sales and use tax matters. Under this settlement arrangement, the Company would be subject to interest and penalties for all open periods totaling $28.0 million.
(4)	Represents the estimated tax effect of adjustments calculated using the Company’s adjusted tax provision.
Certain Relationships and Related Party Transactions
The descriptions set forth below are qualified in their entirety by reference to the applicable agreements.
Kodiak Holdings
Stockholders’ Agreement
In connection with the consummation of the Kodiak IPO, Kodiak entered into a stockholders’ agreement with Frontier TopCo Partnership, L.P. (“Kodiak Holdings” for purposes of this section), dated as of July 3, 2023 (the “Kodiak Stockholders’ Agreement”), that provides Kodiak Holdings and its affiliates who hold shares of Kodiak common stock certain rights to designate nominees for election to the Kodiak Board. The Kodiak Stockholders’ Agreement provides that, subject to compliance with applicable law and stock exchange rules, for so long as Kodiak Holdings and its affiliates beneficially own at least 35% of the shares of Kodiak Common Stock then outstanding, Kodiak Holdings is entitled to designate two directors to the Kodiak Board; and for so long as Kodiak Holdings and its affiliates beneficially own at least 10% of the shares of Kodiak Common Stock then outstanding, Kodiak Holdings is entitled to designate at least one director. For so long as Kodiak Holdings has the right to designate directors to the Kodiak Board, it will also have the right to appoint the same number of board observers, who are entitled to attend all meetings of the Kodiak Board in a non-voting, observer capacity. Alex N. Darden and Nirav Shah occupied the directorships pursuant to which Kodiak Holdings had nomination rights under the Kodiak Stockholder’s Agreement in 2025; Mr. Shah for that portion of time Kodiak Holdings held 35% or more shares of Kodiak Common Stock, and Mr. Darden throughout 2025.
During the year ended December 31, 2025, Kodiak entered into stock repurchase agreements with Kodiak Holdings, a then stockholder of the Company. Pursuant to Kodiak’s share repurchase program, Kodiak repurchased 277,662, 1.5 million, and 1.0 million shares of common stock from Kodiak Holdings in private transactions at prices of $36.02, $33.14 and $33.34 per share, respectively, for an aggregate purchase price of approximately, $10.0 million, $50,0 million and $33.3 million, respectively. As of December 2, 2025 Kodiak Holdings no longer held shares of Kodiak Common Stock, and the Kodiak Stockholders’ Agreement terminated. Mr. Darden continues to serve on the Kodiak Board.
IFS North America, Inc. Agreement and Other Related Party Transactions
The Company has entered into a master services agreement with IFS North America, Inc., a related party controlled by EQT, for a system license subscription and accompanying cloud hosting service to facilitate the implementation of the Company’s enterprise resource planning system. As of December 31, 2025, total purchases under this agreement since inception were approximately $12.9 million, inclusive of contract termination costs. Total cost during the years ended December 31, 2025 and 2024 were approximately $3.5 million and $7.4 million, respectively. Additionally, the Company incurred a cost of operations expense related to Contract Services of $0.1 million to a related party during the year ended December 31, 2023. There were no such cost incurred during the years ended December 31, 2025 and 2024.
Procedures for Approval of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which Kodiak or any its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•any person who is, or at any time during the applicable period was, one of Kodiak’s executive officers or one of its directors;
•any person who is known by Kodiak to be the beneficial owner of more than 5.0% of Kodiak Common Stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of Kodiak Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of Kodiak Common Stock; and
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.
The Kodiak Board adopted a written related party transactions policy in connection with the consummation of the Kodiak IPO. Pursuant to this policy, the Audit & Risk Committee reviews all material facts of each proposed Related Party Transaction and either approves or disapproves entry into such Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit & Risk Committee takes into account, among other factors: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction. Further, the related party transactions policy requires that all Related Party Transactions required to be disclosed in Kodiak’s SEC filings be so disclosed in accordance with applicable laws, rules and regulations.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 9, 2026, for each person or group known to us who beneficially owns more than 5% of our common stock, each of our directors, each of our Named Executive Officers, and by all of directors and officers as a group.

Name of Beneficial Owner	Shares Owned Directly	Right to Acquire Stock(1)	Indirect Ownership(2)	Total Ownership	Percent of Class
5% Shareholders
BlackRock, Inc.(3)	11,969,209	—	—	—	13.9%
Invesco Ltd.(4)	8,633,896	—	—	—	10.0%
The Vanguard Group(5)	6,170,360	—	—	—	7.2%
FMR LLC(6)	5,085,660	—	—	—	5.9%
Non-Employee Directors
Randall J. Hogan	17,894	4,512	—	22,406	*
Margaret C. Montana	22,004	4,512	—	26,516	*
Gretchen Holloway	14,894	4,512	—	19,406	*
Jon-Al Duplantier	15,894	4,512	—	20,406	*
Chris Drumgoole	15,894	4,512	—	20,406	*
Terry Black Bonno	27,894	4,512	—	32,406	*
William L. Bullock, Jr.	—	2,676	—	2,676	*
Alex N. Darden	—	—	—	—	*
Named Executive Officers
Robert McKee	200,084	—	16,180	216,264	*
John Griggs	67,258	—	—	67,258	*
Chad Lenamon	57,473	—	1,100	58,573	*
Cory Roclawski	37,582	—	—	37,582	*
Pedro R. Buhigas	26,485	—	—	26,485	*
All directors and executive officers as a group (15 persons)	503,356	29,748	17,280	550,384	*
*    Less than 1.0%
(1)Excludes shares of Kodiak Common Stock deliverable upon the vesting of restricted stock units that vest more than 60 days after the record date.
(2)Consists of shares of Kodiak Common Stock held, with respect to Mr. McKee, by StarMac Investments, Ltd. Mr. McKee is a manager of StarMac Management Co., LLC, the general partner of StarMac Investments, Ltd. Consists of shares of Kodiak Common Stock held, with respect to Mr. Lenamon, by an immediate family member.
(3)The number of shares set forth above is based on a Schedule 13G/A filed by BlackRock, Inc. on January 21, 2026, and the percentage of the class beneficially owned is calculated based on the number of our shares outstanding as of the record date. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 11,803,610 shares and sole dispositive power with respect to all 11,969,209 shares. The Schedule 13G/A contained information as of December 31, 2025, and may not reflect current holdings of our shares. The address or principal business office of BlackRock, Inc. is BlackRock, Inc., 50 Hudson Yards New York, NY 10001.
(4)The number of shares set forth above is based on a Schedule 13G/A filed by Invesco Ltd. on March 6, 2026 and the percentage of the class beneficially owned is calculated based on the number of our shares outstanding as of the record date. The Schedule 13G/A reports that Invesco Ltd. has sole voting power with respect to 8,360,640 shares and sole dispositive power with respect to all 8,633,896 shares. The Schedule 13G/A contained information as of February 27, 2026, and may not reflect current holdings of our shares. The address or principal business office of Invesco Ltd. is 1331 Spring Street NW, Suite 2500, Atlanta, GA 30309.
(5)The number of shares set forth above is based on a Schedule 13G/A filed by The Vanguard Group on January 30, 2026 and the percentage of the class beneficially owned is calculated based on the number of our shares outstanding as of the record date. The Schedule 13G/A reports that The Vanguard Group has shared voting power with respect to 683,661 shares and shared dispositive power with respect to all 6,170,360 shares. The Schedule 13G/A contained information as of December 31, 2025, and may not reflect current holdings of our shares.The address or principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(6)The number of shares set forth above is based on a Schedule 13G/A filed by FMR LLC on March 6, 2026 and the percentage of the class beneficially owned is calculated based on the number of our shares outstanding as of the record date. The Schedule 13G/A reports that FMR LLC has sole voting power with respect to 5,080,588 shares and sole dispositive power with respect to all 5,085,660 shares. The Schedule 13G/A contained information as of February 27, 2026, and may not reflect current holdings of our shares. The address or principal business office of FMR LLC is 245 Summer Street, Boston, MA 02210.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish copies of such reports to the Company. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the 2025 Fiscal Year, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except that, because of delays in processing of Form IDs due to new EDGAR Next requirements, the Form 3 for Mr. Buhigas reflecting reporting his initial beneficial ownership of 87,219 on December 15, 2025 was not timely filed.
Shareholder Proposals for the 2027 Annual Meeting
Shareholder Proposals under Rule 14a-8
Pursuant to the various rules promulgated by the SEC, shareholders interested in submitting a proposal to be considered for inclusion in our proxy materials and for presentation at our 2027 annual meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. Rule 14a-8 shareholder proposals must be received by the Company’s Corporate Secretary at Kodiak Gas Services, Inc., c/o Corporate Secretary/Legal, 9950 Woodloch Forest Dr., Suite 1900, The Woodlands, TX 77380 no later than November 27, 2026.
Shareholder Proposals
Any shareholder of record of the Company who desires to submit a proposal of business (other than shareholder proposals in accordance with Rule 14a-8) for action at our 2027 annual meeting of shareholders must deliver timely notice thereof in proper written form to the Company’s Corporate Secretary at Kodiak Gas Services, Inc., c/o Corporate Secretary/Legal, 9950 Woodloch Forest Dr., Suite 1900, The Woodlands, TX 77380, and by electronic mail to jennifer.howard@kodiakgas.com, Corporate Secretary, not earlier than close of business on November 27, 2026 and not later than close of business on December 27, 2026. Any such notice must also comply with the disclosure, procedural and other requirements as set forth in our Bylaws.
Shareholder Nominations for Director Candidates
Any shareholder of record of the Company who desires to nominate one or more director candidates at our 2027 annual meeting (other than shareholder proposals in accordance with Rule 14a-8) for action at our 2026 annual meeting must deliver timely notice thereof in proper written form to the Company’s Corporate Secretary at Kodiak Gas Services, Inc., c/o Corporate Secretary/Legal, 9950 Woodloch Forest Dr., Suite 1900, The Woodlands, TX 77380, and by electronic mail to jennifer.howard@kodiakgas.com, Corporate Secretary not earlier than close of business on November 27, 2026 and not later than close of business on December 27, 2026. Any such notice must also comply with the disclosure, procedural and other requirements as set forth in the Bylaws.
In addition to satisfying the requirements under the Bylaws described in the immediately preceding paragraph, to comply with the universal proxy rules under the Exchange Act, any shareholder who intends to solicit proxies in support of director nominees other than the nominees of the Company’s board of directors must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in accordance with the time period set forth immediately above for providing notice of shareholder nominations for director candidates.

FREQUENTLY ASKED QUESTIONS ABOUT
THE MEETING AND VOTING
When and where will the Annual Meeting be held?
We will hold our Annual Meeting on May 7, 2026 via the internet at www.proxydocs.com/KGS, at 9:30 am Central Daylight Time. In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/KGS by using the voting control number found on your proxy card. Upon completing your registration, you will receive further instructions via e-mail, including a unique link that will allow you access to the meeting. You will not be able to attend the Annual Meeting in person.
Who may vote?
You may, and we encourage you to, vote if you were a holder of record of Kodiak common stock and preferred stock as of the close of business on March 9, 2026, the record date for the Annual Meeting. Each share of common stock and preferred stock is entitled to one vote. As of the record date, there were 86,118,623 total shares of Kodiak capital stock outstanding and entitled to vote consisting of: 85,894,503 shares of common stock and 224,120 shares of preferred stock.
What am I voting on and how does the Board recommend that I vote?

Proposal No.	Description of Proposal	Page No. Where You Can Find More Information Regarding the Proposal	Board Recommendation
1	Election of three nominees identified in the accompanying proxy statement to serve as Class III directors until the 2029 annual meeting and until their successors are duly elected and qualified	1	FOR each director nominee
2	Advisory, Non-Binding Vote to Approve the Compensation of the Company’s Named Executive Officers for 2025	14	FOR
3	Advisory, Non-Binding Vote on the Frequency of Future Advisory Votes to Approve the Compensation of our Named Executive Officers	15	FOR “1 Year”
4	To Amend the Company’s Charter to Phase in Declassification of the Kodiak Board	38	FOR
5	To Amend the Company’s Charter to Eliminate Certain Supermajority Voting Requirements and Other Obsolete Provisions	40	FOR
6	Ratification of the Appointment of BDO USA, P.C. as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2026	42	FOR
In addition, shareholders will be asked to consider at the Annual Meeting such other business as may properly come before the meeting or any adjournment thereof. For any other matters that may be properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the Annual Meeting.
How do I cast my vote?
You may vote by any of the following methods:

The Internet
The website shown on the proxy card (www.proxypush.com/KGS). You will need the Control Number included on your proxy card. Online procedures are designed to ensure authenticity and correctness or your proxy vote instructions;

By Telephone If you received a proxy card by mail, by dialing (via touch-tone telephone) the toll-free phone number on your proxy card under “Vote by Phone” and following the instructions;

By Mail
If you received a paper copy of the proxy materials, complete, sign and date the proxy card and return the proxy card in the prepaid envelope. Your proxy card must be received by the Company before the voting polls close during the Annual Meeting; or

During the Meeting If you are a shareholder of record on the record date, you may vote online during the Annual Meeting via the internet at www.proxydocs.com/KGS.
Can I change my vote?
Yes. You may change your vote or revoke your proxy before the voting polls are closed at the Annual Meeting by the following methods:
•voting again by telephone by dialing 1-866-709-2924 or the Internet at www.proxypush.com/KGS;
•sending us a signed and dated proxy card dated later than your last vote;
•notifying the Corporate Secretary of Kodiak in writing (in the case of a revocation); or
•voting at the virtual Annual Meeting via the internet at www.proxydocs.com/KGS.
How many votes must be present to hold the Annual Meeting?
A quorum of shareholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock and preferred stock will constitute a quorum for the Annual Meeting. Under our Bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.
What is a broker non-vote?
A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the NYSE, brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on any of the proposals other than Proposal 6 (ratification of independent registered public accounting firm), you will need to communicate your voting decisions to your bank, broker or other holder of record before the deadline provided by such bank, broker or other holder of record.
What vote is required to elect directors?
Pursuant to our Bylaws, all elections of directors are determined by a “plurality” of the votes cast, which means that the three nominees for director who receive the greatest number of votes cast at the Annual Meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. You may vote “for” or “withhold” authority to vote for each of the nominees for the Board. Because the three nominees for director who receive the greatest number of votes cast at the Annual Meeting will be elected as directors, “withhold” votes and broker non-votes will not affect the outcome of the voting on director elections.

What vote is required to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers for 2025?
Approval of the compensation of our Named Executive Officers requires the affirmative vote of the holders of a majority of the voting power of the shares of common stock and preferred stock, voting together as a single class, present in person or represented by proxy and entitled to vote on the subject matter. You may vote “for” or “against” this proposal or you may abstain from voting on this proposal. Abstentions will count the same as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

What vote is required to approve, on a non-binding, advisory basis, the frequency of future votes to approve the compensation of our Named Executive Officers?
Approval of the compensation of our Named Executive Officers requires the affirmative vote of the holders of a majority of the voting power of the shares of common stock and preferred stock, voting together as a single class, present in person or represented by proxy and entitled to vote on the subject matter. You may vote “for” or “against” this proposal or you may abstain from voting on this proposal. Abstentions will count the as a vote against each of the three frequency alternatives for this proposal. Broker non-votes will have no effect on the outcome of this proposal.

What vote is required to amend the Company’s Charter to phase in declassification of the our Board of Directors?
Amendment of the Company’s Charter to phase in the declassification of the Kodiak Board of Directors requires the affirmative vote of the holders of at least 66 and 2/3% of our outstanding shares of common stock and preferred stock, voting together as a single class, entitled to vote on the subject matter. You may vote “for” or “against” this proposal or you may abstain from voting on this proposal. Abstentions and broker non-votes will count the same as votes against this proposal.
What vote is required to amend the Company’s Charter to eliminate certain supermajority voting requirements and other obsolete provisions?
Amendment of the Company’s Charter to eliminate certain supermajority voting and other obsolete provisions requires the affirmative vote of the holders of at least 66 and 2/3% of our outstanding shares of common stock and preferred stock, voting together as a single class, entitled to vote on the subject matter. You may vote “for” or “against” this proposal or you may abstain from voting on this proposal. Abstentions will count the same as votes against this proposal.
What vote is required to ratify the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year 2026?
Approval of the proposal to ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year 2026 requires the affirmative vote of the holders of a majority of the voting power of the shares of common stock and preferred stock, voting together as a single class, present in person or represented by proxy and entitled to vote on the subject matter. You may vote “for” or “against” this proposal or you may abstain from voting on this proposal. Abstentions will count the same as votes against this proposal. We believe this proposal is a “routine” matter, and as a result, we do not expect there to be any broker non-votes for this proposal.
Who pays for the proxy solicitation related to the Annual Meeting?
The solicitation is being made by the Company, and the Company will pay the cost of soliciting proxies. In addition to sending you these proxy materials or otherwise providing you access to these proxy materials, some of our officers, as well as management and non-management employees, may contact our shareholders by telephone, facsimile or in person. None of these officers or employees will receive additional compensation for any such solicitation. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

How can I view the shareholder list?
The Company will make available, through electronic means, a list of shareholders of record as of the record date for inspection by shareholders for any purpose germane to the Annual Meeting during the ten days preceding the Annual Meeting. To access the electronic shareholder list during this time, please send your request, and proof of ownership, by email to ir@kodiakgas.com. The list of shareholders of record as of the record date will be made available for inspection by shareholders during the Annual Meeting through the virtual meeting website.
Householding; Availability of Annual Report on Form 10-K and Proxy Statement
We are providing our notice of the Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”) by first class mail. For those shareholders who request paper copies of the foregoing documents and share the same last name and address, they may receive one copy of the Annual Report and Proxy Statement, unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Each street name shareholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form. If you would like an additional copy of the 2025 Annual Report or this Proxy Statement, these documents are available in digital form for download or review by visiting our website at www.kodiakgas.com. Alternatively, we will promptly send a copy of these documents to you without charge upon request to our master tabulator Mediant Communications at the following email address: paper@investorelections.com or by calling 1-866-648-8133. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact our transfer agent, Computershare, Shareholder Services Department by calling 1-800-736-3001.

ANNEX A
AMENDMENTS TO THE CHARTER TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

1. Amend Article VI as follows:

ARTICLE VI

Section 6.1 Board of Directors.

(A) Except as provided in this ~~Amended and Restated~~ Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be and are divided into ~~three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number~~ classes, with the terms of the classes elected at the annual meetings of stockholders held in 2024, 2025, and 2026, respectively, expiring at the third annual meeting of stockholders held after the election of such directors~~. Class I directors shall initially~~; provided that such division shall terminate at the third annual meeting of stockholders held after the 2026 annual meeting of stockholders. Notwithstanding the preceding sentence, but subject to the rights of the holders of any series of Preferred Stock to elect additional directors, each director elected by stockholders after the 2026 annual meeting shall serve for a term expiring at the ~~first~~next annual meeting of stockholders ~~following the initial closing of the registered initial underwritten public offering of the Common Stock (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. Commencing with the first annual meeting of stockholders following the IPO Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and~~held after such director’s election and shall hold office until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. ~~The Board is authorized to assign members of the Board already in office to their respective class~~In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.
(B) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding ~~or the rights granted pursuant to the Stockholders’ Agreement (as defined below), expected to be dated on or about July 3, 2023, by and among the Corporation and certain affiliates of EQT AB Group (together with its affiliates, subsidiaries, successors and assigns (including, without limitation, EQT Fund Management S.à r.l., Frontier TopCo Partnership, L.P., and any of their affiliates, but excluding the Corporation and its subsidiaries), collectively, “EQT”) (the “Stockholders’ Agreement”)~~, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders~~; provided, however, that at any time when EQT beneficially owns, in the aggregate, less than thirty five percent (35%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders)~~. Any director elected to fill a vacancy or newly created directorship shall hold office ~~until the next election~~for a term expiring at the annual meeting of stockholders at which the term of the class ~~fo~~rto which such director ~~shall have been chosen and~~has been elected expires or, following the termination of the division of directors into classes, a director so elected shall hold office for a term expiring at the next annual meeting of
Annex A - Amendments to the Charter to Declassify the Board of Directors and Provide for the Annual Election of Directors    A-1

stockholders held after such director’s election, and, in each case, shall hold office until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
(C) Subject to the rights ~~granted under the Stockholders’ Agreement , any or all of the directors} (other than the directors elected by~~of the holders of any series of Preferred Stock~~, voting separately as a series or together with one or more other such series, as the case may be)~~ to elect additional directors, any or all of the directors may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class[1]~~; provided, however, that at any time when EQT beneficially owns, in the aggregate, less than thirty five percent (35%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class~~.

[1] Your approval of the proposal to amend the Charter to declassify the Board of Directors and provide for the annual election of directors constitutes a vote in favor of the above amendments to Section 6.1(C) of the Charter other than the amendment reducing the vote required for director removal from two-thirds to a majority of the voting power. Your approval of the proposal to amend the Certificate to eliminate certain supermajority voting requirements constitutes a vote in favor of this reduction in the requisite director removal vote.
Annex A - Amendments to the Charter to Declassify the Board of Directors and Provide for the Annual Election of Directors    A-2

ANNEX B
AMENDMENTS TO THE CHARTER TO ELIMINATE CERTAIN SUPERMAJORITY REQUIREMENTS AND OTHER OBSOLETE PROVISIONS

1. Amend Article V as follows:
ARTICLE V
Section 5.1 Amendment of Certificate of Incorporation. Notwithstanding anything contained in this ~~Amended and Restated~~ Certificate of Incorporation to the contrary, ~~at any time when EQT (as defined below) beneficially owns, in the aggregate, less than thirty-five percent (35%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors,~~ in addition to any vote required by applicable law, the following provisions in this ~~Amended and Restated~~ Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least ~~sixty-six and two-thirds percent (66 2/3%)~~a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, Article IX and Article X. ~~For the purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).~~

Section 5.2 Amendment of Bylaws. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this ~~Amended and Restated~~ Certificate of Incorporation. Notwithstanding anything to the contrary contained in this ~~Amended and Restated~~ Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of stockholders, ~~at any time when EQT beneficially owns, in the aggregate, less than thirty-five percent (35%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors,~~ in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of ~~at least sixty-six and two-thirds percent (66 2/3%)~~a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

2. Amend Article VI, Section 6.1(C), to reduce the required stockholder vote for director removal from two-thirds to a majority of the voting power, such that any director can be removed by “the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class.”

Annex B - Amendments to the Charter to Eliminate Certain Supermajority Requirements and Other Obsolete Provisions    B-1

KODIAK GAS SERVICES
P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

Kodiak Gas Services, Inc.

Annual Meeting of Shareholders

For Shareholders of record as of March 9, 2026

Annual Meeting to be held live via the internet - please visit www.proxydocs.com/KGS for more details

Internet:
www.proxypush.com/KGS
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-709-2924
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:
You must register to attend the meeting online and/or participate at www.proxydocs.com/KGS

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 11:59 PM, Central Daylight Time, May 6, 2026.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Randall J. Hogan, John B. Griggs and Jennifer L. Howard (the "Named Proxies"), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Kodiak Gas Services, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

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KODIAK GAS SERVICES

Kodiak Gas Services, Inc. Annual Meeting of Shareholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1, 2, 4, 5 AND 6 and **FOR** A FREQUENCY OF **1 YEAR** ON PROPOSAL 3

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	Election of three director nominees					
		FOR	WITHHOLD			
	1.01 Terry Black Bonno	☐	☐			FOR
	1.02 William L. Bullock, Jr.	☐	☐			FOR
	1.03 Chris Drumgoole	☐	☐			FOR
		FOR	AGAINST	ABSTAIN		
2.	Advisory, non-binding vote to approve the compensation of Kodiak Gas Services, Inc.'s named executive officers for 2025;	☐	☐	☐		FOR
		1YR	2YR	3YR	ABSTAIN	
3.	Advisory, non-binding vote on the frequency of future advisory votes to approve the compensation of Kodiak Gas Services, Inc.'s named executive officers;	☐	☐	☐	☐	1 YEAR
		FOR	AGAINST	ABSTAIN		
4.	To amend the Company's Amended and Restated Certificate of Incorporation to phase in declassification of the Board of Directors;	☐	☐	☐		FOR
5.	To amend the Company's Amended and Restated Certificate of Incorporation to eliminate certain supermajority voting requirements and other obsolete provisions;	☐	☐	☐		FOR
6.	Ratification of the appointment of BDO USA, P.C. as Kodiak Gas Services, Inc.'s independent registered public accounting firm for fiscal year 2026.	☐	☐	☐		FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/KGS
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ____________

Signature (if held jointly) ____________ Date ____________